UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Viad Corp
(Name of Registrant as Specified In Its Charter)

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Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
April 7, 2023
Dear Fellow Shareholder:
We invite you to attend the 2023 Annual Meeting of Shareholders to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2023 on Wednesday, May 24, 2023, at 8:00 a.m. MDT. The 2023 Annual Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast to enable our shareholders to participate from any location. You will be able to attend the 2023 Annual Meeting online, vote your shares electronically, and submit questions during the meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.
Your vote is important, and whether or not you plan to participate in the meeting, please complete and return your proxy card to designate the proxies to vote your shares.
Thank you for continuing to support our company.
Sincerely,

Richard H. Dozer	Steven W. Moster
Chairman of the Board of Directors	President and Chief Executive Officer
This proxy statement is dated April 7, 2023, and is first being made available to shareholders via the internet on or about April 7, 2023.

Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	8:00 a.m. MDT, Wednesday, May 24, 2023

Online check-in will be available beginning at 7:45 a.m. MDT. Please allow ample time for the online check-in process.

Place:	This year’s meeting will be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2023.

To participate in the Annual Meeting, you will need your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials.

Record Date:	March 27, 2023
Voting:
If you were a shareholder on the Record Date, you may vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other matters to be voted on.

Matters to be voted on:
1.	Elect the following director nominees to 3-year terms: Edward E. Mace and Joshua E. Schechter;
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;
3	Approve, on an advisory basis, the compensation of our named executive officers;
4.	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers; and
5.	Any other business that may properly come before the meeting or any adjournment thereof.
Your vote is important! Please submit your proxy as soon as possible to ensure that your shares are represented regardless of whether you participate in the meeting. This notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information. Shareholders should access and review all proxy materials before voting.
By Order of the Board of Directors,

Derek P. Linde
Chief Operating Officer, General Counsel and Corporate Secretary
April 7, 2023

Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders on May 24, 2023:

Our Notice of 2023 Annual Meeting of Shareholders, Proxy Statement,
and 2022 Annual Report on Form 10-K are available at
http://www.viad.com/investors/annual-meeting-proxy-materials

Our Board of Directors (the “Board”) is providing this Proxy Statement in connection with Viad’s 2023 Annual Meeting of Shareholders (“Annual Meeting”) to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2023 on Wednesday, May 24, 2023, at 8:00 a.m. MDT, and any adjournment or postponement thereof.
Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed on or about April 7, 2023, to all shareholders entitled to vote at the Annual Meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each record shareholder, we may furnish proxy materials by providing internet access to those documents. This Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

References to “we,” “us,” “our,” “the Company,” and “Viad” refer to Viad Corp and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

FORWARD-LOOKING STATEMENTS
This proxy statement contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as “aim,” “anticipate,” “believe,” “could,” “deliver,” “estimate,” “expect,” “intend,” “may,” “might,” “outlook,” “plan,” “potential,” “seek,” “target,” “will,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, initiatives, intentions, or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements.
Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	the impact of our overall level of indebtedness, as well as our financial covenants, on our operational and financial flexibility;
•	identified material weakness in our internal control over financial reporting;
•	seasonality of our businesses;
•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for new and emerging challenges presented by the ramifications of the COVID-19 pandemic on our businesses;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	our exposure to labor shortages, turnover, and labor cost increases;
•	the importance of key members of our account teams to our business relationships;
•	our ability to manage our business and continue our growth if we lose any of our key personnel;
•	the competitive nature of the industries in which we operate;
•	our dependence on large exhibition event clients;
•	adverse effects of show rotation on our periodic results and operating margins;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, accidents, and other catastrophic events;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	our multi-employer pension plan funding obligations;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our exposure to cybersecurity attacks and threats;
•	our exposure to currency exchange rate fluctuations;
•	liabilities relating to prior and discontinued operations; and
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data.
For a more complete discussion of the risks and uncertainties that may affect our business or financial results, refer to “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022. These statements are based upon information available to us as of the date hereof and we disclaim and do not undertake any obligation to update or revise any forward-looking statement in this proxy statement except as required by applicable law or regulation.

PROPOSAL 1: ELECTION OF DIRECTORS
INTRODUCTION
Our Corporate Governance and Nominating Committee recommended, and our Board of Directors nominated, the two incumbent directors listed below under “Director Nominees.” Each of the director nominees is independent under the New York Stock Exchange (“NYSE”) listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines (the “Guidelines”).
SKILLS, QUALIFICATIONS, AND EXPERIENCE OF DIRECTORS
Our Board believes that our directors should have certain qualifications and has concluded that each of our directors, including the nominees, possesses the following specific qualifications and should serve on the Board:
•	Commitment to the long-term interests of our shareholders;
•	Highest ethical standards and integrity;
•	Willingness to act on and be accountable for Board decisions;
•	Ability to provide informed and thoughtful counsel to Management on a range of issues;
•	History of achievement that reflects superior standards for himself/herself and others;
•	Loyalty and commitment to driving our Company’s success;
•	Willingness to ask questions and pursue answers;
•	Ability to take tough positions, while at the same time work as a team player;
•	Willingness to devote sufficient time to carry out effectively all Board duties and responsibilities, and a commitment to serve on the Board for an extended period;
•	Adequate time to spend learning our businesses; and
•	Individual background that contributes to a portfolio of experience, knowledge, and personal attributes commensurate with our needs.
BOARD STRUCTURE
Our Bylaws provide that, from time to time, the Board shall fix the number of directors, other than those elected by the holders of one or more series of our preferred stock. Currently, we have nine directors on our Board, including the two directors who are elected by the holders of our preferred stock (as described below). The seven remaining directors are divided into three classes. The term of one class of directors expires at each annual shareholders meeting, and nominees are elected to that class for a term of three years.
Pursuant to the terms of the Certificate of Designations governing the 5.5% Series A Convertible Preferred Stock (the “Preferred Stock”) issued to Crestview Partners IV GP, L.P. and affiliated entities (the “Crestview Parties”), the Crestview Parties, voting as a separate class, are entitled to elect two directors (the “Preferred Directors”) to the Board for so long as the Crestview Parties have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 67% of the total number of shares of common stock issuable upon conversion of the Preferred Stock issued to them in connection with their initial investment (the “Initial Share Ownership”). Should they not meet the 67% threshold, the Crestview Parties are entitled to elect one director and appoint one non-voting Board observer for so long as they have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 33% of the Initial Share Ownership. If the Preferred Stock is converted into common stock, but the Crestview Parties maintain ownership above the specified thresholds, the Crestview Parties will have the right to nominate that number of directors for election at an annual meeting of shareholders by all holders entitled to vote in the election of directors.
Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	1

DIRECTOR NOMINEES
Our Board has nominated incumbent directors Edward E. Mace and Joshua E. Schechter for election at the Annual Meeting. Each of the nominees is independent, and, if elected, each nominee has agreed to serve another term, which will expire in 2026. There are no family relationships among any of our directors, director nominees, or executive officers.
Required Vote
This proposal requires the affirmative vote of a majority of the votes cast, which means that each nominee must receive more votes “FOR” than “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
The Board recommends that you vote “FOR” the election of these director nominees.
All information regarding each director and director nominee is as of April 7, 2023.
Edward E. Mace
Director since: 2012
Age: 71

Mr. Mace has been President and Chief Executive Officer of Silverwest Hotels, LLC (“Silverwest”), including its predecessor companies, since 2014. Silverwest develops new hotels, as well as acquires and repositions, and owns and manages existing U.S. hotels and resorts. Previously Mr. Mace was the Founder and CEO of Mace Pacific Holding Company, LLC, a private investment company involved in hotel and resort investment. He was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc. (NYSE: MTN), an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace was an executive of Fairmont Hotels & Resorts, Inc., an operator of luxury hotels and resorts worldwide, where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. Prior to KPMG, he was a Managing Partner of Lincoln Property Company, based in London, and headed a Joint Venture with GE Capital to invest in, and develop, real estate in Europe. Mr. Mace brings to our Board extensive experience in the hospitality and leisure industry, and knowledge and experience related to the strategic direction of companies, the formation of joint ventures and capital structures, as well as mergers and acquisitions and real estate development.

2	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Joshua E. Schechter
Director since: 2015
Age: 50

Mr. Schechter has been a director of Bed Bath & Beyond Inc. (NASDAQ: BBBY), a retailer of domestic merchandise and home furnishings, since May 2019, as well as a member of its Audit Committee. Mr. Schechter has been a director of the board of Landec Corporation (NASDAQ: LNDC), since October 2020, a health and wellness commercialization company, and is the chair of its Nominating and Governance Committee. From June 2016 to September 2021, Mr. Schechter was a director and chairman of the board of Support.com (NASDAQ: SPRT), a provider of cloud-based software and services for technology support. From April 2018 to January 2020, Mr. Schechter was a director and chairman of the board of Sunworks, Inc. (NASDAQ: SUNW), a provider of solar power solutions, as well as a member of its Nominating and Governance and Audit Committees. From April 2018 to June 2019, Mr. Schechter was a director of Genesco Inc. (NYSE: GCO), a footwear retailer, as well as a member of its Strategic Committee. From 2008 to May 2015, he was a director of Aderans Co., Ltd., a multinational company engaged in hair-related business, and Executive Chairman of its holding company, Aderans America Holdings, Inc. From 2001 to 2013, Mr. Schechter was Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, he was co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Together with his managerial and public company board experience, Mr. Schechter’s experience in corporate governance matters, capital markets, acquisitions, and other transactions in a variety of industries provides valuable insight to our Board.

PREFERRED DIRECTORS
Pursuant to the terms of the Certificate of Designations governing the Preferred Stock, the Crestview Parties, as the holders of the Preferred Stock and voting as a separate class, have elected Brian P. Cassidy and Patrick T. LaValley to serve as Preferred Directors. Each of Brian P. Cassidy and Patrick T. LaValley is independent under the NYSE listing standards and SEC rules, and each has agreed to serve.
Brian P. Cassidy
Director since: 2020
Age: 49

Brian Cassidy joined Crestview in 2004 and is co-president and a partner of the firm, a member of its Investment Committee, and the head of Crestview’s media strategy. Prior to Crestview, Mr. Cassidy worked in private equity at Boston Ventures, investing in the media, entertainment and business services industries. He also worked as the acting Chief Financial Officer of a Boston Venture’ portfolio company, ec-Content. Previously, Mr. Cassidy was an investment banking analyst at Alex, Brown & Sons, where he advised companies in the consumer and business services sectors on capital markets and M&A transactions. He is currently the chairman of the Board of TenCate Grass, and a member of the boards of directors of Camping World Holdings, Congruex Holdings, Framestore/Company 3, Hornblower Holdings, Digicomm, and WOW!. He was previously involved with Charter Communications, Cumulus Media, Insight Communications, Interoute Communications, NEP Group, OneLink Communications, ICM Partners, Industrial Media, and ValueOptions. Mr. Cassidy brings to our Board deep experience within the media, entertainment and business services sectors, along with expertise in mergers and acquisitions, corporate finance, and capital markets.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

Patrick T. LaValley
Director since: 2022
Age: 34

Patrick LaValley joined Crestview in July 2019, and currently serves as a principal and as a member of the Firm’s ESG Committee. Before joining Crestview, Mr. LaValley was a vice president at Morgan Stanley Capital Partners, a North America focused private equity fund, where he helped lead the investing effort in the industrials and consumer & retail sectors and served on the corporate boards of several portfolio companies. Mr. LaValley started his career at Morgan Stanley in 2010 in the firm’s investment banking division. Mr. LaValley currently serves on the boards of ICM Partners (since December 2020), TenCate Grass (since September 2021) and SyBridge Technologies (since July 2021), and served on the board of Hornblower Holdings from July 2019 to August 2021. He is a member of the Audit Committee of TenCate Grass. He also served on the boards of Smile America Partners from July 2018 to June 2019, and Comar, LLC from June 2018 to June 2019. Mr. LaValley brings a dynamic viewpoint to our Board, with strong financial expertise and broad experience in a number of industries.

DIRECTORS CONTINUING IN OFFICE
For Terms Expiring at the 2024 Annual Meeting of Shareholders:
Richard H. Dozer (Chairman)
Director since: 2008
Age: 66

Mr. Dozer has served as our Board’s independent Chairman since December 2014. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, a National Basketball Association professional basketball franchise, from 1987 to 1995, and President of Footprint Center (formerly Talking Stick Arena, US Airways Center, and America West Arena) from 1989 to 1995. Mr. Dozer is a former CPA and served as an audit manager at Arthur Andersen, a global public accounting firm, from 1979 to 1987. Mr. Dozer was also Chairman of the Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra-high net worth families, from 2008 to 2013. Mr. Dozer is a co-founder of and was the managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer is a director and Chairman of the board of Blue Cross Blue Shield of Arizona, a health insurance provider, as well as a member of its Compensation and Audit Committees. From September 2017 to May 2019, he was also a director of Knight-Swift Transportation Holdings Inc. (NYSE: KNX), a provider of truckload transportation and logistics services, where he served on the Audit and Finance Committees. Prior to its September 2017 merger with Knight Transportation, Inc., Mr. Dozer was a director for Swift Transportation Company from 2008 to 2017, where he served as Chairman of the Audit Committee, and as a member of the Compensation and Governance Committees, and as Chairman of the Board from 2014 to 2017. From June 2017 to February 2021, he was a director of Cole Office & Industrial REIT (CCIT II), a public non-listed real estate investment trust, which later merged with Griffin Capital Essential REIT, Inc. (Griffin). He was chair of the Nominating and Governance Committee and Audit Committee member of the CCIT II Board, as well as the Special Committee chair for the merger. He also served as the Chair of the Greater Phoenix Convention and Visitors Bureau from July 2018 to June 2020. Mr. Dozer possesses specific attributes that qualify him to serve as a director, including his experience in operations, management, sales, and marketing of large-scale live corporate and consumer events, his U.S. public company experience, as well as his extensive financial experience.

4	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Virginia L. Henkels
Director since: 2017
Age: 54

Ms. Henkels was most recently Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp. (NYSE: EPWR.U), a special-purpose acquisition company with the unique, purpose-driven mission to acquire a diverse-led business or a business focused on promoting an inclusive economy and society, and served in that role from November 2020 to December 2022. She has served as a director of LCI Industries (NYSE: LCII), a supplier of engineered components to the recreation and industrial products markets since September 2017. From September 2018 through November 2021, Ms. Henkels served as a director and a member of both the Audit, Compensation, and Nominating and Governance Committees of Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management services. From 2008 to September 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then-publicly traded transportation services company, where she led numerous capital market transactions including its 2010 initial public offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc. (NYSE: HON), a worldwide diversified technology and manufacturing company, including an expatriate international assignment. Ms. Henkels is serving as the Audit Committee Chair and a member of the Compensation Committee for LCI Industries. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. She is a former CPA with extensive experience in finance, accounting, capital markets, and investor relations as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	5

For Terms Expiring at the 2025 Annual Meeting of Shareholders:
Beverly K. Carmichael
Director since: 2022
Age: 64

From December 2017 to April 2019 Ms. Carmichael served as EVP – Chief People, Culture & Resource Officer of Red Robin (NASDAQ: RRGB), a chain of casual dining restaurants. She was also the SVP, Chief People Officer of Cracker Barrel (NASDAQ: CBRL), a chain of restaurants and gift stores, from January 2014 to December 2017. She has held similar positions with both Southwest Airlines (NYSE: LUV) and Ticketmaster. Ms. Carmichael has also practiced law with Manatt, Phelps, and Phillips, LLP, one of the nation’s leading law firms, and is an active member of the bars of California, Texas, and the District of Columbia. In March 2023, Ms. Carmichael joined the Board of Directors of ezCater, a trusted provider of corporate food solutions. Ms. Carmichael also joined the Board of Directors of Blue Apron (NYSE: APRN), an ingredient-and-recipe meal kit company, in March 2022, and serves on its People, Culture & Compensation Committee and Nominating and Corporate Governance Committee. Since January 2022, Ms. Carmichael has served on the Board of Directors of Cotton Patch Café, a privately-owned restaurant chain serving scratch-made, Texas-inspired food. Previously, she served as a member of the Board of Directors of Leaf Group (NYSE: LEAF), a brand-driven consumer internet company, from July 2018 until it was acquired by Graham Holdings Company (NYSE: GHC) in June 2021, and was a member of its Compensation, Nominating and Corporate Governance, and Audit Committees. Ms. Carmichael also previously served on the Board of Advisors for Mogul Hospitality, a venture-backed technology company that identifies diverse star performers in the hospitality sector. She has also served on the Board of Directors at the Society for Human Resource Management, the Women’s Foodservice Forum, the MBA Advisory Board at the Price College of Business at the University of Oklahoma, and the Advisory Board for Corporate Communications and Public Affairs at Southern Methodist University. She also serves on the Board of Directors of the Oklahoma Policy Institute, a 501(c)(3) non-profit think-tank whose mission is to advance fiscally responsible policies that expand opportunity to all Oklahomans. Ms. Carmichael brings to our Board a combination of depth of experience with world-class hospitality companies and a background in human resources, which reinforces our focus on one of our most important resources—our people.

Denise M. Coll
Director since: 2018
Age: 69

Ms. Coll served as a member of the Board of Trustees of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust, from 2013 until it was sold in December 2018. Prior to joining LaSalle, she served as President, North America Division of Starwood Hotels & Resorts Worldwide, Inc., a subsidiary of Marriott International (NASDAQ:MAR), a multinational diversified hospitality company. Ms. Coll led Starwood’s largest division with over 500 hotels, from 2007 to 2013, and was Senior Vice President, Operations – North American Division, from 2005 to 2007. Prior to that, she served as Senior Vice President of Seaport Companies, a Boston-based hotel company, from 2003 to 2004, and Chief Operating Officer from 1998 to 2003. Ms. Coll was also Senior Vice President & Area Director of Operations for ITT Sheraton Corporation-North America Division, an international hotel company, from 1995 to 1998, and prior to that, she held various positions within the Sheraton organization with increasing responsibility from 1980 to 1994. She has been a member of the Board of Directors of Enlivant, one of the nation’s largest owners and operators of senior living communities, since 2014. Ms. Coll is also a Trustee of Simmons University, and Chair of its Facilities Committee. Ms. Coll has more than 40 years of experience in the hospitality industry and has a strong background with live events, hotel operations, brand creation and management, and is respected as one of the most successful and seasoned operators in our industry.

6	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Steven W. Moster
Director since: 2014
Age: 53

Mr. Moster has served as our President and Chief Executive Officer since December 2014 and resumed his role as President of GES in May 2020, a role that he also held from November 2010 to February 2019. Prior to that, Mr. Moster served in various executive management roles within the GES organization, including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. From 2000 to 2004, Mr. Moster was Engagement Manager, Management Strategy Consulting for McKinsey & Company, a global management consulting firm, where he worked with a broad set of clients to create and implement growth strategies. He is a director of Cavco Industries, Inc. (NASDAQ: CVCO), which designs and produces factory-built housing products, and serves as the Chair of the Compensation Committee. Mr. Moster’s successful experience executing growth strategies and improving operating efficiencies, and his deep understanding of our operations, give him the unique ability to accelerate our strategic growth initiatives and enhance shareholder value.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to sound corporate governance and believe that adhering to the following strong corporate governance principles is essential to our long-term success.
Independent Oversight	•	We maintain separate roles for our CEO and our independent Chairman of the Board
	•	The Board actively oversees our Company’s long-range strategic plan and risk management
	•	All Board members, other than our CEO, are independent with fully independent Board committees
	•	We hold regular executive sessions of non-employee directors at Board and committee meetings
Board Effectiveness	•	We are committed to Board refreshment that offers a balanced mix of experience and fresh perspectives
	•	The Corporate Governance and Nominating Committee leads the process for selecting new directors
	•	We conduct annual Board and committee self-evaluations, and biennial peer reviews, which are designed to enhance director and Board performance
Shareholder Rights	•	We have a majority voting requirement for uncontested director elections
	•	We maintain a resignation policy for directors who do not receive a majority of cast votes
Good Governance Practices	•	No hedging or pledging Viad stock by directors and officers is allowed
	•	We conduct an annual CEO performance review
	•	The Human Resources Committee regularly reviews succession planning for the CEO and senior leadership team
	•	We have stock ownership guidelines for our directors, CEO, and direct reports to our CEO
	•	Our culture of compliance and ethical behavior is reinforced through our Always Honest Compliance & Ethics Program, which we instituted more than 20 years ago and update regularly
CORPORATE GOVERNANCE POLICIES AND PRACTICES
Our Board adopted the Guidelines and Board committee charters, which provide an effective framework to govern our Company. At least annually, the Corporate Governance and Nominating Committee reviews the Guidelines, each Board committee reviews its charter, and any changes are recommended for the Board’s consideration.
At Viad, we continually focus on governance, starting with the Board and extending to Management and all employees. As a result, the Board reviews the Company’s policies and business strategies, and advises and counsels the CEO and other executive officers who manage the Company’s businesses, including regularly reviewing the Company’s strategic plans.
For additional information about our corporate governance practices, you can access our Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Always Honest Compliance &
8	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Ethics Program, and the Code of Ethics on our website at: http://www.viad.com/about-us/. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement. We will provide copies of these documents upon written request to the office of the Corporate Secretary.
RESTRICTIONS ON TRADING VIAD STOCK
Our insider trading policy generally permits directors, other executive officers, and certain employees to engage in transactions involving Viad common stock only: (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, directors, executive officers, and employees may not engage in hedging transactions or other transactions designed to limit or eliminate the risks of owning Viad common stock. The policy also prohibits directors, NEOs, and other executive officers from pledging Viad common stock, or using it as collateral to secure personal loans or other obligations.
BOARD LEADERSHIP
The Board has separated the roles of Chairman and CEO. Mr. Dozer, our Chairman of the Board, is an independent director. The Board believes the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing our Company while leveraging the Chairman’s experience and perspectives.
The Board believes that our governance practices are appropriate to ensure that the full Board maintains independent oversight. The responsibilities of our independent Chairman include, but are not limited to: (a) leading Board peer reviews and self-evaluations; (b) shareholder engagement; (c) Board leadership in anticipation and during crisis; (d) acting as liaison and facilitating information flow between the Board and Management; (e) advising our CEO and Management, as well as conducting the CEO performance review; and (f) preparation for and presiding over all meetings of the Board, including executive sessions and other meetings, and the Annual Meeting of Shareholders.
RISK OVERSIGHT
Management is responsible for assessing and managing the Company’s various exposures to risk, including through the adoption of risk management controls, policies, and procedures. The Board has delegated to the Audit Committee primary responsibility to review and assess areas of financial risk for the Company. The Audit Committee also reviews Management’s plans, and the steps Management has taken to monitor and control risk, including risk assessment, risk management policies, legal and regulatory compliance, information technology and data security controls and policies.
The Board believes that cybersecurity is a critical component of our risk management program. Each quarter, members of Management who are responsible for the Company’s cybersecurity risk management practices present a cybersecurity report to the Audit Committee. The report addresses a range of issues including, but not limited to, the adequacy of personnel and resources, technological advances in cybersecurity protection, progress toward reducing cybersecurity risk exposure, rapidly evolving cybersecurity threats that may affect us and the industries in which we participate, and applicable cybersecurity laws, regulations, and standards. Our cybersecurity risk management practices are integrated into our overall risk management efforts.
Additionally, we conduct an annual risk assessment to identify, evaluate, and prioritize potential business risks. As a part of this assessment, we conduct a financial statement risk assessment and materiality analysis, including evaluating potential fraud schemes and scenarios that might affect us. Throughout the year, Management continuously monitors potential risks and updates the Audit Committee at each regular meeting.
Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

COMPENSATION RISK ANALYSIS
The Board continuously monitors and manages executive compensation risk through the design of our executive compensation program. In particular, the Human Resources Committee structures our executive compensation program to mitigate the potential for excessive risk-taking by executive officers in managing our businesses. A few of the program features that serve this purpose include:
•
Balanced compensation components. The mix of named executive officer (“NEO”) pay is not overly weighted toward either short- or long-term incentive compensation and incorporates strategic objectives that are designed to drive long-term shareholder value.

•
Long-term incentive compensation structure aligned with long-term strategy. The ultimate value of NEO long-term incentive awards depends upon the value of Viad common stock at the time of vesting, which encourages NEOs to consider the inherent risk of short-term decisions that may affect our future performance. As a result, these awards are intended to promote long-term, strategic decisions.

•
Stock ownership guidelines. Our stock ownership guidelines align our director and executive officer financial interests with those of our shareholders. With limited exceptions, our CEO and his direct reports are restricted from selling Viad common stock until they meet their stock ownership requirement.

•
Forfeiture for wrongful actions. Short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions for conduct that may be detrimental to the Company (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

COMMITTEES AND DIRECTOR INDEPENDENCE
Our Board has three standing committees: Audit, Corporate Governance and Nominating, and Human Resources. The following table shows each Committee’s primary responsibilities, their current membership, and the number of meetings held in 2022. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that all committee members (including nominees listed above) are independent under the NYSE listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines.
10	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Each committee may form and delegate authority to a subcommittee of one or more members of the committee.
Committees / Members	Description of Committee Responsibilities
Audit Committee Meetings in 2022: 8 Virginia L. Henkels, Chair Richard H. Dozer Edward E. Mace Joshua E. Schechter
The Audit Committee oversees the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control that Management has established, and the audit of the Company’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

Among other things, the Audit Committee oversees:

	•	insurance and operational risks, risks related to financial controls, and the Company’s overall risk management practices;
	•	our compliance with legal and regulatory requirements;
	•	the performance of our internal auditors and internal audit function; cyber risk and security, including the Company’s cyber insurance program;
•
compliance with the procedures the Audit Committee established for the receipt, retention, and treatment of complaints we receive regarding our accounting, internal accounting controls, or auditing matters; and

	•	our compliance and ethics program, which includes employee training on pertinent issues such as discrimination/harassment, information security, and safety.

The Board has determined that all Audit Committee members are independent within the meaning of the NYSE listing standards, are “financially literate,” as defined by NYSE listing standards, and that Ms. Henkels and Mr. Dozer qualify as “audit committee financial experts” within the meaning of SEC regulations.

Corporate Governance and Nominating Committee Meetings in 2022: 4 Joshua E. Schechter, Chair Beverly K. Carmichael[1] Denise M. Coll Virginia L. Henkels Patrick T. LaValley
Each year, the Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at the annual meeting, and, when appropriate, proposes candidates to fill Board vacancies.

Among other things, the Corporate Governance and Nominating Committee also:

	•	manages the annual evaluation of the Board’s performance;
	•	manages the biennial peer review evaluation;
	•	reviews, and from time to time proposes changes to, the Corporate Governance Guidelines;
	•	assesses environmental and social opportunities and risks faced by the Company;
	•	regularly reviews and recommends changes to the non-employee directors’ compensation and benefits; and
•
has the sole authority to retain or terminate any search firm retained to identify director candidates, or any compensation advisor retained to assist in reviewing and evaluating non-employee director compensation.

1Ms. Carmichael was added to this Committee in Feb. 2023.	The Board has determined that all Corporate Governance and Nominating Committee members are independent within the meaning of the NYSE listing standards.
Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11

Committees / Members	Description of Committee Responsibilities
Human Resources Committee Meetings in 2022: 6 Edward E. Mace, Chair Beverly K. Carmichael Brian P. Cassidy Denise M. Coll Richard H. Dozer
The Board appointed the Human Resources Committee to discharge the Board’s responsibilities related to our executives’ compensation and our employee benefit plans.

Among other things, the Human Resources Committee:

	•	oversees the development and implementation of the Company’s compensation philosophy and strategy as it pertains to executive officers and other employees;
	•	reviews and approves our CEO’s salary, equity, and incentive compensation;
	•	approves salaries, equity awards, incentive compensation, and supplemental benefits for our other executive officers;
	•	approves incentive compensation targets and awards under various compensation plans and programs;
	•	reviews succession plans for our CEO and other executive officers;
	•	has oversight over the Company’s Diversity, Equity, and Inclusion policies, programs, and initiatives;
	•	has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors; and
	•	has sole authority to approve grants of equity compensation to non-employee directors.
The Board has determined that all Human Resources Committee members are independent within the meaning of the NYSE listing standards, they are all “non-employee” directors under SEC rules.
BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS
As specified in our Guidelines, we expect each director to attend the annual meeting of shareholders, all Board meetings, and all meetings of committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. During 2022, the Board held four regular meetings and two special meetings, and acted seven times by unanimous written consent. During 2022, all directors attended more than 95% of the meetings of the Board and committees on which they served. All directors then-serving at the time attended the 2022 annual meeting of shareholders.
MEETINGS OF NON-MANAGEMENT DIRECTORS
During 2022, the independent, non-management directors of our Board met in executive session at every regular meeting of the Board and at various special meetings when necessary or appropriate. Mr. Dozer, the Chairman of the Board, presided over all executive sessions.
12	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND REFRESHMENT
VIAD BOARD REFRESHMENT
Highlights of our Board refreshment efforts include:
✔	Added Mses. Carmichael, Coll, and Henkels, and Messrs. Cassidy and LaValley as new independent directors since 2017
✔	Average director tenure: 6.3 years
✔	Broadened areas of expertise and diversity represented on Board
✔	Average age: 56.7 years
✔	Periodic rotation of committee chairs and members
The continuous exchange of new ideas is vital to our Board’s success. The Board and the Corporate Governance and Nominating Committee recognize that the interplay between diverse viewpoints, experience, and backgrounds more effectively promotes our shareholders’ long-term interests. The Board believes that shareholders are best served by both the outside perspectives offered by new directors as well as the valuable experience and familiarity provided by longer-serving directors.
DIRECTOR NOMINATIONS
As provided in its charter and the Bylaws, the Corporate Governance and Nominating Committee has established procedures to consider candidates for Board membership. The Corporate Governance and Nominating Committee has authority under its charter to employ a third-party search firm to conduct research, review candidate data, and otherwise assist the Corporate Governance and Nominating Committee in identifying candidates to serve as a director.
A shareholder who wishes to nominate a candidate for the Board should notify the office of the Corporate Secretary in writing at the address listed in the notice of meeting attached to this Proxy Statement. Any such recommendation must include:
•	The name and address of the candidate;
•
A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the candidate’s qualifications, taking into account the qualification requirements set forth below; and

•	The candidate’s signed consent to serve as a director, if elected, and to be named in the proxy statement.
As required by our Bylaws, and as described in the “Submission of Shareholder Proposals and Director Nominations” section of this Proxy Statement, the Corporate Governance and Nominating Committee reviews the qualifications of any person timely and properly nominated by a shareholder.
In evaluating potential director nominees, the Corporate Governance and Nominating Committee reviews the candidate’s qualifications in light of the needs of the Board and the Company, and considering the then-current mix of director attributes. Director nominees are assessed on their qualification as independent, and by considering the candidate’s diversity, skills, and experience. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of our shareholders. The Corporate Governance and Nominating Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the NYSE listing standards for members of the Audit, Human Resources, and Corporate Governance and Nominating Committees.
The Corporate Governance and Nominating Committee believes that newly elected directors offer fresh perspectives and ideas that are critical to a forward-thinking and strategic Board. Concurrently, the Corporate Governance and Nominating Committee recognizes that longer-serving directors facilitate effective decision-making through their experience and familiarity with our business. Accordingly, the Corporate Governance and Nominating Committee and the Board seek to maintain an appropriate balance of viewpoints, skills, professional experience, and backgrounds to effectively lead the Company and serve our shareholders’ long-term interests.
As discussed above, the Crestview Parties, as the holders of the Preferred Stock, voting as a separate class, are entitled to elect two Preferred Directors to the Board for so long as the Crestview Parties have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 67% of the Initial Share Ownership. After that, the
Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13

Crestview Parties are entitled to elect one director and appoint one non-voting Board observer for so long as they have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 33% of the Initial Share Ownership. If the Preferred Stock is converted into common stock, but the Crestview Parties maintain ownership above the specified thresholds, the Crestview Parties will have the right to nominate that number of directors for election at an annual meeting of shareholders by all holders entitled to vote in the election of directors.
COMMUNICATION WITH OUR BOARD
Interested parties may communicate directly with non-management directors, including the Chairman of the Board, in writing at the following address: Viad Corp, 7000 East 1st Avenue, Scottsdale, Arizona 85251-4304, Attention: Office of the Corporate Secretary. We promptly deliver all appropriate communications addressed to the Chairman or the non-management directors.
RELATED PERSON TRANSACTIONS
Our Board has adopted written policies and procedures for reviewing and approving related person transactions. Whenever practical, the Corporate Governance and Nominating Committee must preapprove a related person transaction, otherwise the Corporate Governance and Nominating Committee must promptly ratify it. If ratification is not forthcoming, Management, or the Board as applicable, must make reasonable efforts to cancel or annul the transaction. The Corporate Governance and Nominating Committee Chair may approve a related person transaction when it is not practicable or desirable to wait until the next Corporate Governance and Nominating Committee meeting for approval. In those instances, the Chair will report any approval at the next meeting. The Corporate Governance and Nominating Committee annually reviews any existing related person transactions with the General Counsel to ensure compliance with understandings and commitments made at the time they were approved.
There were no related person transactions in 2022.
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Human Resources Committee are or have been a Viad officer or employee. We are not aware of any interlocking relationships between any member of our Board or the Human Resources Committee and any member of the board of directors or compensation committee of any other company during 2022 that would require disclosure under the applicable securities rules or regulations.
14	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR COMPENSATION
Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also Viad officers or employees receive no special or additional remuneration for service on the Board nor do they serve on any Board committees. Mr. Moster is the only officer-director currently serving on our Board, and was the only officer-director serving on the Board during 2022. Our directors are subject to the stock ownership guidelines described in the “Stock Ownership Guidelines” subsection of the CD&A section of this Proxy Statement. The Corporate Governance and Nominating Committee regularly reviews the Company’s director compensation program to ensure that it remains competitive in order to retain and attract highly qualified candidates to serve on our Board.
This table shows the components of our non-employee directors’ annual compensation for their Board service during 2022.
COMPENSATION COMPONENTS (ANNUAL)	TOTAL ($)
Annual Retainer	65,000[1]
Audit Committee Chair Retainer	25,000[1,2]
Corporate Governance and Nominating Committee Chair Retainer	15,000[1,2]
Human Resources Committee Chair Retainer	20,000[1,2]
Independent Chairman Retainer	100,000[1,2]
Committee Member Retainers
• Audit	25,000[1]
• Human Resources	20,000[1]
• Corporate Governance & Nominating	15,000[1]
Per Meeting Fee for each Board meeting beyond 8 meetings	1,500
Annual Restricted Stock Unit (RSU) Grant	125,000[3]
[1]	All cash retainers are paid quarterly in arrears.
[2]	Committee chairs receive both the retainer for serving as chair and the retainer for their service as a member of such committee.
[3]	The annual RSU grant occurs each February and vests 100% one year from the date of grant. Upon termination, directors who meet certain criteria will receive full vesting of the award.
The following table shows 2022 non-employee directors’ compensation:
Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Ms. Carmichael	85,000	125,007	—	210,007
Mr. Cassidy	85,000	125,007	—	210,007
Ms. Coll	100,000	125,007	—	225,007
Mr. Dozer	210,000	125,007	—	335,007
Ms. Henkels	130,000	125,007	—	255,007
Mr. LaValley[2]	57,775	—	—	57,775
Mr. Mace	130,000	125,007	—	255,007
Mr. Rabbitt[2]	20,000	125,007	—	145,007
Mr. Schechter	120,000	125,007	—	245,007
[1]
In 2022, in accordance with our director compensation policy, each of the non-employee directors (with the exception of Mr. LaValley, who waived such grant) received 3,681 RSUs with a grant date fair value of $33.96 per unit, effective as of the grant date of February 23, 2022. If a non-employee director takes office after the February RSU grant, the new director’s RSU grant is pro-rated based on the date of election. As of December 31, 2022, each of our non-employee directors (including Mr. Rabbit, who ceased serving as a director prior to that date) held 3,681 RSUs that had not yet vested. The grant date fair value of the RSU awards was determined in accordance with FASB ASC 718. See Note 3, “Share-Based Compensation,” to the consolidated financial statements included in our 2022 Annual Report on Form 10-K for the assumptions made in determining these values.

[2]	On April 4, 2022, Mr. Kevin Rabbitt resigned as a Preferred Director. Mr. Rabbitt retained the RSU grant previously made to him in February 2022, and Mr. LaValley waived an additional grant for 2022.
Viad Corp | DIRECTOR COMPENSATION	15

STOCK OWNERSHIP INFORMATION
The following table shows the amount of Viad common stock beneficially owned at March 27, 2023, unless otherwise noted, by our 5% or greater shareholders and by our named executive officers, directors and executive officers and directors as a group. We have determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, none of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown, other than property rights of spouses.
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are exercisable as of March 27, 2023, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Additionally, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying RSU awards that will vest and convert into common stock within 60 days after March 27, 2023 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Viad Corp, 7000 East 1st Avenue, Scottsdale, Arizona 85251-4304.
Name	Number of Shares Beneficially Owned[1]	Percent of Shares Beneficially Owned[1]
5% Holders
Crestview Partners IV GP, L.P. and affiliated entities 590 Madison Avenue, 42nd Floor, New York, NY 10022	6,679,687[2]	24.3%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	3,449,387[3]	16.6%
Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144	2,007,325[4]	9.6%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,370,913[5]	6.6%
Blue Grotto Capital, LLC 200 Riveredge Parkway, Suite 500, Atlanta, GA 30328	1,336,217[6]	6.4%
Allspring Global Investments Holdings, LLC 525 Market St, 10th Fl, San Francisco, CA 94105	1,319,785[7]	6.3%
River Road Asset Management, LLC 462 S. 4th St., Ste. 2000, Louisville, KY 40202	1,298,836[8]	6.2%

Directors[10,11]
Beverly K. Carmichael	3,681	*
Brian P. Cassidy[9]	—	—
Denise M. Coll	11,238	*
Richard H. Dozer	33,113	*
Virginia L. Henkels	12,738	*
Edward E. Mace	22,049	*
Patrick T. LaValley[9]	—	—
Joshua E. Schechter	42,343	*
Named Executive Officers[10,11]
Steven W. Moster	219,387	1.0%
Ellen M. Ingersoll	167,401	*
David W. Barry	46,105	*
Derek P. Linde	88,422	*
Jeffrey A. Stelmach	10,772	*
All Executive Officers and Directors as a Group (13 persons total)	670,419	3.2%
*	Less than 1%.
[1]
Based on 20,808,569 shares of our common stock outstanding on March 27, 2023, unless otherwise noted, which includes 0 shares of unvested restricted stock held by the executive officers. Future vesting of restricted stock is generally subject to continued employment with the Company.

16	Viad Corp | STOCK OWNERSHIP INFORMATION

[2]
The information is based on a filing by Crestview Partners on August 6, 2020, with the SEC, on Schedule 13D. The 135,000 shares of Preferred Stock beneficially owned by the Crestview Parties are convertible, at the option of the Crestview Parties, into approximately 6,674,235 shares of common stock, based on the initial conversion price and initial liquidation preference of $1,000. As of March 25, 2022, Crestview Partners IV GP, L.P. (“Crestview GP”), as the general partner of the private investment funds that are members of the Crestview Parties, had shared voting and dispositive power over 6,674,235 shares issuable upon conversion of 135,000 shares of Preferred Stock, (ii) Crestview VC TE had shared voting and dispositive power over 215,214 shares issuable upon conversion of 4,353.14 shares of Preferred Stock, (iii) Crestview VC Holdings had shared voting and dispositive power over 6,264,356 shares issuable upon conversion of 126,709.36 shares of Preferred Stock and (iv) Crestview VC CI had shared voting and dispositive power over 194,665 shares issuable upon conversion of 3,937.5 shares of Preferred Stock. This amount also includes 5,452 shares granted to Brian P. Cassidy and 4,980 shares granted to Patrick T. LaValley. Messrs. Cassidy and LaValley have assigned all rights, title and interest in such shares to Crestview Advisors, L.L.C.

[3]
The information is based on a filing by BlackRock, Inc. on January 24, 2023, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2022, it and its affiliated companies in the aggregate have sole voting power over 3,392,621 shares and sole dispositive power over 3,449,387 shares.

[4]
The information is based on a filing by Victory Capital Management Inc. on January 31, 2023, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2022, it has sole voting power over 1,995,315 shares and sole dispositive power over 2,007,325 shares.

[5]
The information is based on a filing by The Vanguard Group on February 9, 2023, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2022, it and its affiliated companies in the aggregate have shared voting power over 15,044 shares, sole dispositive power over 1,337,696 shares and shared dispositive power over 33,217 shares.

[6]
The information is based on a filing by Blue Grotto Capital, LLC on January 26, 2023, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2022, it has sole voting power over 1,336,217 shares and sole dispositive power over 1,336,217 shares.

[7]
The information is based on a filing by Allspring Global Investments Holdings, LLC on January 12, 2023, with the SEC, on Schedule 13G. The firm’s filing reported that, as of December 31, 2022, it has sole voting power over 1,273,551 shares and sole dispositive power over 1,319,785 shares.

[8]
The information is based on a filing by River Road Asset Management, LLC on February 6, 2023, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2022, it has sole voting power over 1,254,605 shares and sole dispositive power over 1,298,836 shares.

[9]	Per footnote 2, Mr. Cassidy and Mr. LaValley have assigned all rights, title and interest in the shares of restricted stock granted to them to Crestview Advisors, L.L.C.
[10]
Includes, for Ms. Henkels, 12,738 shares of common stock owned by the Henkels Family Living Trust, for which Ms. Henkels has sole voting and investment power; for Mr. Mace, 22,049 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power; for Mr. Moster, 666 shares of common stock owned by his spouse; and for Ms. Ingersoll, 131,439 shares of common stock owned by the Ellen M. Ingersoll Family Trust and another family trust, for which Ms. Ingersoll has sole voting and investment power; for Mr. Linde, 8,825 shares of common stock owned by the Derek and Laura Linde Family Trust, for which Mr. Linde has shared voting and investment power.

[11]
Does not include the following unvested RSUs: 4,980 for Ms. Carmichael, Ms. Coll, Mr. Dozer, Ms. Henkels, Mr. Mace, Mr. Schechter; 68,248 for Mr. Moster; 17,084 for Ms. Ingersoll; 25,906, for Mr. Barry; 13,048 for Mr. Linde; and 11,118 for Mr. Stelmach.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% or more beneficial owners of our common stock to report their ownership, and any changes in their ownership, to the SEC. Federal securities regulations require our executive officers, directors, and 10% or more beneficial owners to give us copies of all SEC reports. As a matter of practice, our administrative staff assists our executive officers and directors to prepare initial reports of ownership, report changes in ownership, and file their reports with the SEC.
We reviewed copies of reports filed pursuant to the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2022, other than an amended Form 4 required for Mr. Stelmach to address an administrative error in a previous Form 4 filed on February 25, 2022, all required reports under Section 16(a) were timely filed.
Viad Corp | STOCK OWNERSHIP INFORMATION	17

HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee has reviewed and discussed with Management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 28, 2023.
HUMAN RESOURCES COMMITTEE
Edward E. Mace, Chair
Beverly K. Carmichael
Brian P. Cassidy
Denise M. Coll
Richard H. Dozer
18	Viad Corp | HUMAN RESOURCES COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains our NEOs’ 2022 compensation program, and how it is linked to our 2022 performance and strategic objectives. Our 2022 NEOs were:
Steven W. Moster	President and Chief Executive Officer; President of GES
Ellen M. Ingersoll	Chief Financial Officer
David W. Barry	President of Pursuit
Derek P. Linde	Chief Operating Officer, General Counsel and Corporate Secretary[1]
Jeffrey A. Stelmach	President of Spiro
[1]	Mr. Linde’s role was expanded to include the Chief Operating Officer position effective March 1, 2022.
EXECUTIVE SUMMARY
The Human Resources Committee designed our executive compensation program to align the interests of our executive officers with those of our shareholders, and it is guided by a “pay for performance” philosophy.
Our “pay for performance” philosophy is the foundation of the design and management of our executive compensation program. Our overarching objective is to attract, motivate, and retain executives who will deliver long-term shareholder value. We believe that our executive compensation program is an important component of our success, which provides strong links to both Company and individual performance.
We are a leading global provider of extraordinary experiences, including hospitality and leisure activities, experiential marketing, and live events. Our Pursuit business is a collection of inspiring and unforgettable travel experiences in Alaska, Nevada, and Montana in the United States, in and around Banff, Jasper, and Vancouver in Canada, and in Reykjavik, Iceland, that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. Our GES Exhibitions and Spiro businesses are global, full-service live events and marketing companies offering a comprehensive range of services to the world’s leading brands and event organizers. For more information about our business, please refer to the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our 2022 Form 10-K.
Beginning in March 2020, business conditions within the travel/hospitality and event marketing industries rapidly deteriorated due to the onset of the COVID-19 pandemic, and we experienced substantial revenue and profit declines resulting from government ordered shutdowns, travel restrictions and limitations on in person gatherings. Many of these external challenges remained throughout 2021, with travel restrictions driving significantly reduced levels of international leisure travel to our Pursuit experiences and limitations on in-person gatherings and other COVID-19-related sentiment leading to significantly reduced levels of event marketing activities throughout the year.
While challenging and uncertain market conditions continued during 2022, our businesses experienced significant improvement on a year-over-year basis, including:
•	Revenue of $1.1 billion, which increased 122% from $507.3 million in 2021; and
•	Net income attributable to Viad of $23.2 million, which increased from a loss of $92.7 million in 2021.
These results were achieved despite adverse impacts on event marketing activity in early 2022 due to the Omicron variant, ongoing international travel restrictions that continued until late 2022, labor and supply chain constraints and resulting cost inflation, and interest rate increases.
Our continued focus on key strategic goals, including transformation initiatives implemented during the COVID pandemic and ongoing investments to scale Pursuit, provided a strong foundation for our success and enabled us to deliver the following significant accomplishments in 2022 as our industries recovered1:
•
Successfully navigated a difficult operating environment to achieve substantial revenue and profit growth across our businesses, with Viad consolidated adjusted EBITDA increasing year-over-year from $1.3 million in 2021 to $116.1 million in 2022;

[1]	Please see Appendix A for a reconciliation of non-GAAP financial measures presented below to their most directly comparable GAAP financial measures.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	19

•	Continued the recovery and growth of the Pursuit business, with year-over-year adjusted EBITDA increasing from $42.7 million in 2021 to $67.9 million in 2022, a 59% increase;
•
Drove ongoing transformative and growth initiatives within our GES segment that enabled significant adjusted EBITDA improvement in 2022, from a loss of $30.4 million in 2021 to a gain of $61.3 million in 2022;

•	Successfully launched Spiro as an experiential marketing agency that serves leading global brands and is poised to drive growth in the large and fragmented experiential marketing industry;
•
Delivered strong execution through a lower-cost operating model in GES Exhibitions in a demanding execution environment that included the rapid return of live event industry activity beginning in the second quarter of 2022;

•	Successfully recruited talent in a challenging hospitality staffing environment to ensure Pursuit was able to deliver a high level of guest satisfaction as global tourism continued to recover;
•	Continued to prudently invest in Refresh Build Buy opportunities across our Pursuit business, including the acquisition of Glacier Raft Company in March 2022;
•
Worked diligently to maximize cash flows from operations and maintain a strong liquidity position, including the divestiture of our non-core, audio-visual business in December 2022, which generated approximately $29 million of cash proceeds and simplified our business portfolio; and

•	Continued to attract and develop top-tier talent and strengthen our employee engagement and retention efforts across our businesses.
We believe that these activities position us to capture significant growth and generate value for our shareholders into the future.
Overview of Key Compensation Decisions
Our executive compensation program proved effective as our executive team effectively led the Company through ongoing recovery turbulence while taking demonstrative steps to transform and grow the businesses that are aligned with creating long-term shareholder value. In accordance with the foregoing, in 2022, our Human Resources Committee made the following NEO compensation decisions designed to align our compensation programs to long-term shareholder value and retain and incentivize our executive team:
•
Base salaries for our NEOs remained consistent with 2021 levels, with the exception of an increase for Mr. Linde in connection with the expansion of his role in early 2022 to include the Chief Operating Officer position;

•	Continued the use of strategic objectives in our 2022 Management Incentive Plan (“MIP”) to incentivize actions that align with long-term value creation;
•
Expanded our commitment to environmental, social and governance (ESG) initiatives, and incorporated our ESG commitment into executive compensation as a factor in measuring attainment of our strategic objectives;

•
Utilized a mix of stock options (70%) and restricted stock units (30%) in our 2022 long-term incentive (“LTI”) awards for our NEOs that balanced then-existing industry uncertainty with our need to retain and incentivize our executive team as well as maintain a performance alignment with shareholders; and

•	Implemented a multi-year incentive award for Mr. Barry that aligns with Viad’s strategic growth objectives.
As noted above, our decision in February 2022 to utilize stock options as a component of 2022 LTI awards for our NEOs was based primarily on the COVID-19 pandemic uncertainty we continued to experience within our industries at that time, specifically relating to the then-unknown potential impacts of the Omicron variant that was rapidly spreading in early 2022.
20	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Importantly, our Human Resources Committee revised the 2023 LTI program for our NEOs to replace the stock option component with performance stock units (“PSUs”), representing approximately 70% of the overall 2023 LTI mix for our NEOs, that will only vest and become payable based on Viad’s relative total shareholder return (“TSR”) performance against constituents within the Russell 2000 index over a 3-year period from 2023 – 2025, as described below:
Relative TSR Performance – Russell 2000 Index	Achievement Percentage of the Relative TSR Performance Goal
75th percentile or above	200%
55th percentile	100%
25th percentile	50%
Below 25th percentile	0%
This change reflects the recovery and increased stability we experienced within our industries in 2022, and we are pleased to return to traditional three-year performance-based LTI awards for our NEOs in 2023.
Each of these actions and other aspects of our executive compensation program are discussed in greater detail below in this CD&A.
The Human Resources Committee believes that our executive compensation program recognizes the ongoing effort and contributions made by our NEOs to lead Viad’s recovery and future strategic growth in the face of a demanding operating environment and rising macroeconomic uncertainty that directly impacted our businesses. The program is also designed to drive long-term value creation while simultaneously protecting shareholder value in the face of market volatility. As discussed in more detail herein, we believe our overall compensation program aligns executive pay with Company performance that will create value on behalf of our shareholders to the maximum extent possible under our current circumstances.
PAY FOR PERFORMANCE PHILOSOPHY
We actively pursue a pay for performance philosophy. We design our incentive goals to drive financial performance and to enhance shareholder value, aligning the financial interests of our NEOs, other executive officers, and key management employees with our shareholders’ financial interests. Consistent with our philosophy, we designed our executive compensation program to accomplish the following core objectives:
•
Encourage Shareholder Value Creation. Our executive compensation program is designed to motivate executives and key management employees to achieve our short- and long-term operating and financial goals, with the ultimate objective of enhancing shareholder value.

•
Attract, Motivate, and Retain Top Executives. We believe that it is critical to our success to attract, motivate, and retain talented management employees. A strong and stable management team is better positioned to provide effective leadership and to deliver results consistent with shareholders’ interests.

•
Promote Accountability and Strategic Decision-Making. Our executive compensation program encourages our NEOs, other executive officers, and key management employees to consider the risks associated with decisions that may affect our business performance. Our compensation program is designed to ensure that these constituent groups participate in the risks and rewards associated with our financial performance and ownership of Viad common stock.

•
Promote Balanced Risk-Taking and Ethical Behavior. Integrity is a core value we reinforce through our executive compensation program. It includes clawback provisions for short- and long-term incentive awards that are triggered if an NEO or other executive officer engages in conduct detrimental to our interests or contrary to our ethical standards. We believe that these measures promote balanced risk-taking and ethical behavior, which ultimately protects shareholder value.

We are confident that our overall NEO compensation program is consistent with our pay for performance philosophy. Specifically, we believe that the incentive objectives set by our Human Resources Committee encourage shareholder value creation through incentivizing EBITDA growth and stock price appreciation. We also believe these actions will enable us to motivate and retain a strong and stable management team of talented leaders who are incentivized to deliver results consistent with shareholders’ interests in 2023 and beyond.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	21

TARGET PAY MIX
The charts below demonstrate our commitment to placing pay at risk. For 2022, 83% of our CEO’s target compensation was at-risk and linked to performance. Base salary comprises a relatively small portion of the CEO’s compensation and is the only pay component not tied to performance.

[1]	The percentage calculation excludes Mr. Barry who did not receive stock options or RSUs in 2022. His special PRSU grant, while excluded, was 100% performance-based.
OUR CORPORATE GOVERNANCE BEST PRACTICES
During 2022, the Human Resources Committee continued to follow compensation practices that emphasize the alignment of management’s interests with those of our shareholders. We continue to adhere to the following corporate governance practices, which are discussed in more detail throughout this Proxy Statement.
WHAT WE DO	WHAT WE DO NOT DO
• Pay for Performance: We tie our short- and long-term incentives directly to our financial performance.
• Pay Mix: Place a significant portion of pay at risk.
• Stock Ownership Guidelines: Require rigorous stock ownership guidelines for our executive officers and non-employee directors.
• Stock Retention Policy / Restricted Stock Holding Periods: NEOs or other executive officers may not sell vested restricted stock unless and until our stock ownership guidelines have been achieved.
• Minimum Service Requirement: NEOs and other executives forfeit any unvested long-term incentive awards if termination occurs within 12 months of the award date. After 12 months, awards may be earned on a pro rata basis.
• Clawback and Compensation Recoupment Policies: We can recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to our interests.
• Balance of Short- and Long-Term Incentives: Our short- and long-term incentive programs incorporate financial performance goals that are designed to drive both annual financial performance and long-term shareholder value.

• No Tax Gross-Ups: Our NEOs do not receive tax gross-ups.
• No Hedging or Pledging: Our NEOs, other executive officers, and directors may neither hedge Viad common stock nor pledge Viad common stock as collateral for a loan.
• No “Single-Trigger” Change in Control Severance Arrangements: No NEOs will receive severance benefits based solely on a change in control.
• No NEO Employment Agreements: Neither our CEO nor any other NEO has an employment agreement.
• No Change in Control Excise Tax Gross-Ups: No NEOs will receive any excise tax gross-up payments in the event of a change in control.
• No Plans that Encourage Excessive Risk Taking: No compensation programs that encourage unreasonable risk taking will be implemented.

22	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER ENGAGEMENT AND ADVISORY VOTE ON EXECUTIVE COMPENSATION
We consider our shareholders’ perspectives on all aspects of our business, including executive compensation. Our shareholder outreach includes direct conversation with investors and attendance at investor conferences, to gather shareholder input on a wide range of topics, including the alignment of our executive team on achieving sustained, long-term performance and shareholder value creation. We ensure that at least one director is available for consultation and direct communication with shareholders, as appropriate.
At our 2022 annual meeting of shareholders, approximately 97% of the votes cast on our 2022 advisory “say-on-pay” proposal were cast FOR our executive compensation program. The Human Resources Committee views this strong level of support as continued affirmation of the design and direction of our executive compensation programs. While being mindful of this level of support, the Human Resources Committee and management remain firmly committed to strengthening our pay-for-performance alignment and intend to continue to assess the overall architecture of our executive compensation program.
COMPENSATION COMPONENTS
Our 2022 executive compensation program included the following components and objectives:
Component	Type	Objectives
Base Salary	Fixed	•	Attract and retain executives
		•	Provide a competitive base salary for level of responsibility
Short-Term (Annual) Incentives	Variable	•	Align executive pay with our annual operating results and strategic execution
		•	Promote accountability for decision-making
Long-Term Incentives	Variable	•	Align executive and shareholder goals by linking executive compensation to stock price over an extended period
		•	Encourage a longer-term view of our performance
		•	Reward achievement of long-term company performance goals
		•	Retain key executives
Perquisites and Other Personal Benefits	Fixed	•	Promote personal health and well-being of our executive officers
Retirement Income and Savings Plans	Fixed	•	Attract and retain executives
		•	Provide competitive capital accumulation plans
Post-Termination Compensation and Benefits	Fixed	•	Attract and retain executives
		•	Promote equitable separations between Viad and our executives
Each component is discussed in more detail below.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	23

BASE SALARY
Base salaries represent a fixed portion of the executive compensation package. Our Human Resources Committee reviews executive base salaries annually and considers, among other factors, the executive’s job responsibilities, level of experience, individual performance, and comparison to executives in comparable roles with companies in our comparator group and other companies of comparable revenue.
With the exception of Mr. Linde, whose salary was increased in connection with the expansion of his role to include the position of Chief Operating Officer in March 2022, full-year 2022 base salaries were the same as those in 2021. The resulting base salaries for our NEOs as of December 31, 2021, and 2022 are set forth in the table below:
Name	2021 Salary	2022 Salary
Steven W. Moster	$927,000	$927,000
Ellen M. Ingersoll	$452,000	$452,000
David W. Barry[1]	$600,000	$600,000
Derek P. Linde[2]	$361,000	$500,000
Jeffrey A. Stelmach[3]	$400,000	$400,000
[1]
In August 2020, the Human Resources Committee approved an increase in Mr. Barry’s salary to $600,000 effective January 1, 2021. Mr. Barry voluntarily elected to waive this base salary increase for part of 2021 in support of the Company’s decision to begin reinstating salaries during 2021 at 2019 salary levels. Actual 2021 salary paid to Mr. Barry in 2021 was $472,000.

[2]
Mr. Linde’s salary increased to $500,000 effective March 1, 2022, in connection with the expansion of his role to include the Chief Operating Officer position. Actual 2022 salary paid to Mr. Linde was $478,081.

[3]	Mr. Stelmach joined the Company in August 2021. Actual 2021 salary paid to Mr. Stelmach was $169,231.
SHORT-TERM (ANNUAL) INCENTIVES
Our Management Incentive Plan, or MIP, is an annual, cash-based incentive program. The Human Resources Committee approves the performance measures, as well as Threshold, Target, and Maximum financial performance levels for each measure. The Threshold financial performance level is the minimum financial performance level required for any MIP payout on the financial component, while the Maximum represents the financial performance level at which the maximum financial incentive payout may be achieved. The financial performance targets are established considering both the prior fiscal year’s operating results and current fiscal year projections, as well as the macroeconomic environment. The strategic objectives are established on an annual basis to align with the Company’s long-term strategy to create shareholder value.
The Human Resources Committee selected EBITDA (as defined below) and strategic objectives as the performance measures for the 2022 MIP. EBITDA was chosen because it is a highly visible and important measure of the Company’s financial performance that is relied upon by investors. The Human Resources Committee also determined strategic objectives to ensure that our NEOs continued to pursue important objectives in furtherance of Company growth and alignment with the Company’s strategy to create long-term shareholder value.
The Human Resources Committee receives periodic reports from the management team to assess achievement against both the financial and strategic objectives. Following the conclusion of the fiscal year, the Human Resources Committee reviews the Company’s performance under each measure against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance, the Human Resources Committee may approve payouts as calculated under the MIP or, considering various factors it deems appropriate, reduce the calculated payout, which may include determining that no payout is warranted under the plan.
24	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

The performance measures and relative weightings for the 2022 MIP were:

The 2022 MIP design had a funding floor, such that no payout for the strategic objective goals could be earned unless minimum “break-even” EBITDA levels were achieved. For 2022, achievement of the financial objectives at Threshold earned a payout at 50% of the applicable performance goal’s weight. Achievement at Target for financial objectives earned a payout at 100% for that component, and achievement of the financial objectives at Maximum earned a payout at 200% (the maximum achievement level or “cap”) for that component. For each financial performance goal, the payout percentage was interpolated on a linear basis for performance between Threshold and Target, or between Target and Maximum.
In March 2022, the Human Resources Committee established annual financial targets for Viad and Pursuit, as shown below.
		Targeted Financial Achievement Levels (in millions, except percentages)
	Financial Goal[1,2]	Threshold	Target	Maximum	Actual Results	Achievement %
Viad (Consolidated)	EBITDA	$64.0	$98.0	$118.0	$118.8	200.0%
Pursuit	EBITDA	$55.0	$85.0	$102.0	$68.1	71.8%
[1]
For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.78 to 1), British pound (1.34 to 1), Euro (1.17 to 1), and Icelandic Krona (0.0077 to 1).

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	25

[2]
EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include start-up costs and acquisition related costs, the results of any acquisitions that were not contemplated in the plan, and certain other specified items.

In March 2022, the Human Resources Committee also established first-half 2022 financial targets for our Spiro business that reflected the ongoing COVID-19 pandemic uncertainty that existed in early 2022, primarily relating to the Omicron variant that was rapidly spreading at that time. In July 2022, the Committee established separate full-year financial targets for our Spiro business designed to incentivize strong performance during the second-half of 2022 as follows:
		Targeted Financial Achievement Levels (in millions, except percentages)[1]
	Financial Goal	Threshold	Target	Maximum	Actual Results	Achievement %
Spiro	1H EBITDA	($3.0)	($2.0)	$0.0	$16.8	200.0%
	FY EBITDA	$12.6	$20.4	$23.0	$28.1
[1]	See footnotes 1 and 2 to the immediately preceding table above for additional information.
As noted above, strategic objectives for the 2022 MIP were established and approved by the Human Resources Committee for Viad, Spiro, and Pursuit. The strategic objectives component of the 2022 MIP could be earned at up to 100% of that component’s weight, and actual payouts could scale with over-achievement of financial targets (with a threshold of 50% and maximum achievement of 200%). The applicable strategic objectives for our NEOs in 2022 were set as follows, and at its meeting in February 2023, our Human Resources Committee determined achievement levels as set forth below:
Business	Strategic Objectives	Achievement (%)
Viad
• Retain key leaders and build strong internal pipeline of diverse talent
• Lead GES’ journey to deliver extraordinary exhibitions
• Identify and prioritize pipeline of Refresh Build Buy opportunities
• Assess EBITDA growth potential within the portfolio, and maximize capital available to drive EBITDA growth
• Reinforce a culture of respect, trust and transparency
• Strengthen Viad’s ESG strategy
Moster – 175% Ingersoll – 175% Linde – 200%
Pursuit	• Drive team member engagement • Achieve guest satisfaction goals	Barry – 100%
Spiro
• Lead the future integration of hybrid and data in experiential events
• Generate revenue growth across full spectrum of experiential marketing
• Attract and retain top-tier talent
• Manage growth investment against revenue recovery
Stelmach – 200%
26	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

The formula for calculating an award under our 2022 MIP is:

For 2022, the Human Resources Committee certified that financial targets for Viad and Spiro were achieved in excess of Maximum levels for 2022, and financial targets for Pursuit achieved at 72%. The Human Resources Committee believes that incentive decisions for 2022 MIP payments reflected the Company’s substantial improvement in year-over-year financial performance and are consistent with our pay for performance compensation philosophy.
Accordingly, based on achievement levels for strategic and financial objectives approved by our Human Resources Committee, incentive target opportunities for our NEOs in 2022 (expressed as a percentage of base salary) and actual payouts were as follows:
Name	Target (%)	Weighted Achievement (%)	Actual ($)
Steven W. Moster	100	193.8	1,796,063
Ellen M. Ingersoll	60	193.8	525,450
David W. Barry	55	79.0	259,631
Derek P. Linde	55	200.0	525,889
Jeffrey A. Stelmach	40	200.0	320,000
LONG-TERM INCENTIVES
2022 LTI Awards
Historically, we used a performance unit plan (“PUP”) with 3-year performance periods as the performance based component of our long-term incentive program. In considering the LTI awards for 2022, our Human Resources Committee determined that establishing multi-year financial targets was impractical and inadvisable due to the COVID-19 pandemic uncertainty we continued to experience within our industries at that time. Under the circumstances, the Human Resources Committee determined non-qualified stock options (“NQSOs”) would serve as the performance-based component of the LTI program in 2022 to align the NEOs with long-term shareholder value creation. We believe that the use of NQSOs aligned with our pay for performance philosophy because the underlying options will only have value in the event our stock price increases above the exercise price.
As a result, we awarded the following mix of NQSOs and RSUs to our NEOs (excluding David Barry) in 2022:
2022 LTI Type	LTI Mix	Brief Description	NEO Grants
NQSOs	70%	• 3-year ratable vesting schedule • Exercise price of $33.96 • Expires 7 years from grant date • Subject to clawback provisions	Moster (CEO): 148,485 NQSOs / 30,919 RSUs Ingersoll (CFO): 36,697 NQSOs / 7,641 RSUs Linde (COO / GC): 27,576 NQSOs / 5,742 RSUs Stelmach (Spiro Pres.): 21,212 NQSOs / 4,416 RSUs
RSUs	30%	• 3-year ratable vesting schedule • Subject to clawback provisions
The Human Resources Committee engaged with Frederick W. Cook & Co., Inc (“FW Cook”), its independent compensation advisor, for advice on compensation trends for similarly-impacted companies and to ensure alignment with shareholder interests to the maximum extent possible. The mix of stock options and RSUs provides an incentive for executives to enhance shareholder value over a multi-year period, as the ultimate value of each award will depend upon the value of Viad common stock at the time of vesting or exercise.
For 2023, our Human Resources Committee determined to replace the NQSO component of our LTI program for our NEOs with PSUs that will only vest and become payable based on Viad’s relative TSR performance against constituents within the Russell 2000 index over a 3-year period from 2023 - 2025.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	27

Multi-Year PRSU Award for Mr. Barry
The deployment of the Refresh Build Buy growth strategy at Pursuit is a central element of Viad’s strategy to create long-term value for shareholders. As a result, the Human Resources Committee approved an award of 65,000 PRSUs to Mr. Barry in March 2022. The performance options to purchase 150,000 shares of the Company’s common stock previously granted to Mr. Barry in August 2020 were cancelled. The vesting and achievement of these PRSUs is scalable based on Pursuit’s achievement of specific EBITDA targets in 2022 and 2023, and subject to Mr. Barry’s ongoing employment with the Company through December 31, 2023. The 2022 tranche of 32,500 PRSUs did not vest as a result of Pursuit’s actual 2022 EBITDA missing the target goal and Mr. Barry forfeited all such PRSUs.
2022 PRSU Pursuit EBITDA $[1]
Threshold	Target	Maximum	Actual	Achievement (%)
75.0	82.0	94.0	60.7	0%
[1]
For the purposes of this PRSU award, as defined in the applicable award agreement, “Pursuit EBITDA” means segment operating income plus depreciation and amortization for the Pursuit business, inclusive of start-up costs and acquisition related costs, calculated in accordance with the same methodology as reported in the 10-K the applicable calendar year. For purposes of calculating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances.

The 2023 tranche of the PRSUs remains eligible for vesting based on Pursuit’s 2023 EBITDA. We believe the PRSUs are an important incentive to create increased value for the Company’s shareholders. The Human Resources Committee granted no additional LTI awards to Mr. Barry in 2022.
2020 - 2022 Performance Unit Plan (“PUP”)
Historically, we used a PUP with 3-year performance periods and restricted stock awards as the primary components of our long-term incentive program for NEOs. In 2021, we stopped using PUP awards due to the impracticality of setting multi-year financial targets in the volatile industry environment we experienced from early 2020 through 2022. The Human Resources Committee reviewed the performance results under the 2020 – 2022 PUP, the last PUP cycle, and determined that it achieved a performance level of 0.0%. Accordingly, no payments were approved under the 2020 – 2022 PUP, which was the last outstanding PUP previously issued by the Company.
Specifically, the performance results for the 2020 – 2022 PUP were as follows:
2020-2022 PUP Performance Goals, Weighting and Targets (dollars in thousands)
			Targeted Achievement Levels			Actual Results
	Performance Goal	Weight	Threshold	Target	Maximum	Amount[1]
Viad Consolidated	EBITDA[2]	35%	$190,267	$205,400	$228,100	$17,566
	ROIC[3]	35%	12.5%	13.5%	15.0%	(2.7%)
	Relative TSR[4]	30%	25th Percentile	50th Percentile	90th Percentile or above	16.9% percentile

Pursuit	EBITDA[2]	35%	111,767	120,167	132,767	32,301
	ROIC[3]	35%	12.5%	13.5%	15.0%	0.8%
	Relative TSR[4]	30%	25th Percentile	50th Percentile	90th Percentile or above	16.9% percentile

GES	EBITDA[2]	35%	89,333	96,067	106,167	(4,977)
	ROIC[3]	35%	15.5%	16.5%	18.0%	(5.9%)
	Relative TSR[4]	30%	25th Percentile	50th Percentile	90th Percentile or above	16.9% percentile
[1]
All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%) and represent 3-year averages for the years 2020 - 2022. For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.76 to 1), British pound (1.30 to 1) and Euro (1.11 to 1) and Icelandic Krona (0.0080 to 1).

28	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

[2]
EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items. Additionally, EBITDA contributions from businesses acquired during the measurement period were not included in the calculation of EBITDA because the performance goal was not attained at or above the Target level. However, EBITDA from acquisitions is not included during the first calendar year of our ownership. This treatment of acquisitions is intended to balance Management’s focus between delivering strong organic results and driving growth through acquisition.

[3]
ROIC means return on invested capital, and we define it as EBITA/Average Capital. EBITA is defined as the PUP EBITDA measure minus depreciation expense, plus rent expense (excluding short-term rent expense that is recognized in cost of sales), minus implied depreciation expense on capitalized operating leases. We define “Average Capital” as the average of the beginning and end of year balances for the following assets and liabilities: accounts receivable; inventory; accounts payable; accrued compensation; customer advances; net PP&E and capitalized operating leases; gross goodwill; and intangibles arising from acquisitions completed after the MoneyGram spin-off on June 30, 2004. We exclude the EBITA and Average Capital from businesses acquired during the measurement period from measurement of the ROIC performance goal. Additionally, Average Capital excludes capital invested in any major organic corporate development projects that were not specifically contemplated in the targeted achievement levels for ROIC until those projects are placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on Viad’s ROIC in the short-term.

[4]
Relative TSR is a goal measured by our performance relative to other Russell 2000 Index constituents. The Human Resources Committee selected the Russell 2000 Index for the relative TSR goal because it provides an appropriate comparator to measure how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations. For the 2020 – 2022 PUP, TSR for Viad and each Russell 2000 Index constituent is based on: (a) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2019 (“Initial Stock Price”); (b) dividends paid between January 1, 2020, and December 31, 2022, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2022 (“Ending Stock Price”). We calculate TSR for Viad and each Russell 2000 Index constituent as follows: (Ending Stock Price + Dividends Paid – Initial Stock Price) / Initial Stock Price.

PERQUISITES AND OTHER PERSONAL BENEFITS
We periodically review perquisites and other personal benefits that are part of each NEO’s total compensation package to ensure external competitiveness. The perquisites we provide to our NEOs include an annual executive physical examination, accidental death and dismemberment insurance, and business travel accident insurance. We provide a company-leased automobile to Mr. Moster.
The perquisites we provide to our NEOs have an annual target value between $3,000 and $8,000 per NEO, other than our CEO’s personal use of a Company car (valued at $23,874 for 2022). Consistent with our policy, we do not make any tax gross-up payments for any NEO perquisites or personal benefits. Additional information on perquisites and other personal benefits is provided in the “Summary Compensation Table” in the Executive Compensation section of this Proxy Statement.
POST-EMPLOYMENT COMPENSATION
Certain termination events will trigger post-employment payments and benefits for our NEOs, including change in control severance, termination for cause, involuntary termination not for cause, and death or disability. These are discussed under “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement. Post-termination compensation provides for our executive officers’ short-term or long-term security should their employment end. In the event of involuntary termination, post-termination compensation provides an interim financial resource to the executive during the transition from Viad employment.
RETIREMENT INCOME AND SAVINGS PLANS
In connection with the 2004 MoneyGram spin-off, MoneyGram became solely responsible for paying annual retirement benefits to all executives who participated in the SERP and the MoneyGram Pension Plan. As of the spin-off date, MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan and the SERP, including Ms. Ingersoll. In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, Ms. Ingersoll also receives retirement benefits from Viad under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards,
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	29

including tax gross-ups, previously made to certain SERP participants. The lump-sum awards were instituted in 2005 in connection with the MoneyGram spin-off in 2004, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of our accruing pension benefits for Ms. Ingersoll and other SERP participants. Ms. Ingersoll is the only NEO who participates in the SERP, the Defined Contribution Plan, or the MoneyGram Pension Plan.
All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, Messrs. Moster, Linde, Barry and Stelmach, and Ms. Ingersoll, are eligible to participate in the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k)”), which provides for additional employee contributions over the annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”) for the 401(k) Plan, plus company matching contributions on the same percentage as the 401(k) Plan.
The change in the value of the pension plans during 2022 is included in the “Summary Compensation Table” in the Executive Compensation section of this Proxy Statement. Please refer to the “Pension Benefit Table” in the Executive Compensation section of this Proxy Statement for further discussion of retirement benefits.
POST-TERMINATION COMPENSATION AND BENEFITS
Change in Control Severance
All of our NEOs participate in our Executive Severance Plan (Tier I), which we adopted in 2013 (the “Executive Severance Plan”). Under the Executive Severance Plan, a participating NEO is eligible for severance benefits upon termination within 36 months following a chance in control: (i) if we terminate the NEO’s employment without cause; or (ii) by the NEO’s voluntary termination for good reason, in each case, as those terms are defined in the Executive Severance Plan. The Executive Severance Plan does not contain a “modified single-trigger” provision or allow excise tax gross-ups in the event of a change in control. The purpose of the Executive Severance Plan is to ensure, in the event of a possible change in control, that the NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change in control proposal would be in our or our shareholders’ best interests. We may also call upon our NEOs to assist in the change in control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for the NEOs to transition from Viad employment. Our CEO recommends the participants in these plans and the Human Resources Committee then reviews and approves the participants. Upon a change in control, our short- and long-term incentive plans also provide for accelerated vesting of equity awards and payment of short-term incentive and performance units, as discussed in “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement.
Severance Agreements
Messrs. Moster and Barry each have a severance agreement providing for a post-termination severance payment in the event we terminate either of them for any reason other than for cause, or if either of them voluntarily terminates his employment for good reason, in each case, as those terms are defined in the applicable severance agreement. We discuss the severance agreements in “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement.
COMPENSATION DECISION-MAKING PROCESS
The Human Resources Committee annually reviews and approves our executive compensation program and compensation for our NEOs and other executive officers. Our CEO makes a recommendation to the Human Resources Committee regarding the compensation of executive officers; however, the Human Resources Committee may adjust:
•	Annual base salary levels;
•	Short-term (annual) incentive opportunities, performance goals, the achievement of performance targets, and payment of incentive awards;
•	Long-term incentive awards, performance goals, the achievement of performance targets, and any payment of long-term incentive awards; and
•	Any special or supplemental compensation or benefits.
The Human Resources Committee approves, and the other independent members of the Board ratify, all elements of our CEO’s compensation.
30	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Base salary adjustments, if any, are effective January 1 for our CEO, and April 1 of each year for other NEOs.
At its regular quarterly February 2022 meeting, the Human Resources Committee approved stock options and RSU awards to executive officers. In March 2022, the Human Resources Committee approved financial targets and strategic objectives for the 2022 MIP. The strategic objectives for all businesses and financial targets for Viad and Pursuit are established on an annual basis. The financial targets for Spiro were bifurcated into first-half and second-half targets due to the then-existing COVID-19 pandemic uncertainty within the event marketing industry and the first-half financial targets were approved for Spiro at that time. In July 2022, the Human Resources Committee approved full-year financial targets for our Spiro business designed to incentivize strong performance during the second-half of 2022.
In the case of Mr. Barry’s 2022 PRSU grant, our CEO recommended that our Human Resources Committee approve, and our Human Resources Committee approved, the grant, which was designed with assistance from the Human Resources Committee’s independent compensation advisor, FW Cook, and outside executive compensation counsel.
INDEPENDENT COMPENSATION ADVISOR
The Human Resources Committee has sole authority to retain or terminate an independent compensation advisor and to approve the advisor’s fees. For 2022, the Human Resources Committee engaged FW Cook, a national independent consulting firm, to serve as its independent compensation advisor. During 2022, FW Cook regularly attended Human Resources Committee meetings and advised on matters, including our executive compensation program design and relative pay for performance, in particular focusing on challenges to our existing compensation awards posed by the lingering effects of the COVID-19 pandemic. FW Cook also provided market data, analysis, and advice regarding our NEOs’ and other executive officers’ compensation. In addition to advising the Human Resources Committee on executive pay, FW Cook advised the Corporate Governance and Nominating Committee concerning compensation of the independent members of our Board. The Human Resources Committee reviewed FW Cook’s independence under SEC and NYSE rules and determined that there was no conflict of interest. FW Cook has not performed any services for us, except for compensation-related services on behalf of, and as instructed by, the Human Resources Committee.
COMPETITIVE ANALYSIS AND RESOURCES
In determining 2022 executive pay, FW Cook reviewed with, and provided competitive pay data to, the Human Resources Committee. Pay data included base salary, short-term incentives, long-term incentives, and total compensation values from public filings made by our comparator group companies (as discussed in “Compensation Comparator Group” below) and from published compensation surveys. The Human Resources Committee approved the annual base salary, target short-term incentive, and target long-term incentive values for each NEO after considering the competitive data and other factors, including an assessment of individual performance, experience, and each NEO’s special expertise.
Based on the information that the Human Resources Committee reviewed, and in consultation with FW Cook, our compensation program delivered total compensation amounts to our NEOs that are aligned with our stated pay for performance philosophy.
COMPENSATION COMPARATOR GROUP
Due to our unique and diverse mix of businesses, we cannot identify a singular ‟peer group” that accurately reflects the nature of our core businesses. In selecting our comparator group, we focus on the following criteria:
•
Business Relevance. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services, marketing, and commercial printing services), thus representing both elements of our business operations.

•	Revenue Comparability. Companies generally generated pre-COVID-19 annual revenue levels between approximately one-third and three times our own annual pre-COVID-19 revenue levels.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	31

We believe the 2022 comparator group was relevant in gauging our compensation actions. After consultation with FW Cook, the comparator group referenced by the Human Resources Committee in making decisions related to executive officer compensation for 2022 included 14 companies whose businesses are comparable with some portion of ours, as further discussed below:
2022 Comparator Group
Company Name	Ticker Symbol	Company Name	Ticker Symbol
Caesar’s Entertainment, Inc.	CZR	Red Rock Resorts, Inc.	RRR
Cedar Fair, L.P.	FUN	Ryman Hospitality Properties, Inc.	RHP
Deluxe Corp.	DLX	SeaWorld Entertainment, Inc.	SEAS
Emerald Expositions Events, Inc.	EEX	SP Plus Corp.	SP
Healthcare Services Group, Inc.	HCSG	Sykes Enterprises, Inc.	SYKE
InnerWorkings, Inc.	n/a	Vail Resorts, Inc.	MTN
Matthews International Corp.	MATW	VSE Corp.	VSEC
The Human Resources Committee has the discretion to change the comparator group from time to time to help ensure that it provides a reasonable point of comparison for our executive officer compensation program. Such changes may reflect changes in our business, or changes at comparator group companies. In November 2022, in consultation with FW Cook, the Committee approved an updated comparator group, consistent with the selection criteria described above. This new peer group was not utilized when establishing 2022 compensation.
2023 Comparator Group
Company Name	Ticker Symbol	Company Name	Ticker Symbol
ACCO Brands	ACCO	Ryman Hospitality Properties	RHP
Cedar Fair	FUN	SeaWorld Entertainment	SEAS
Deluxe Corporation	DLX	SP Plus	SP
DiamondRock Hospitality	DRH	Vail Resorts	MTN
Golden Entertainment	GDEN	VSE Corporation	VSEC
Healthcare Services Group	HCSG	Xenia Hotels & Resorts	XHR
Matthews International	MATW
CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT
In order to protect the Company, short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to the following conduct:
•
an officer or employee knowingly participated in misconduct that caused a misstatement of our financial statements, or in misconduct which constituted a material violation of our Code of Ethics or certain other policies;

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of our financial statements, or materially violated our Code of Ethics or certain other policies; and

•	an officer or employee acted significantly contrary to our best interests.
All of our NEOs’ and other key employees’ short- and long-term compensation is subject to these clawback provisions. The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, we have the right to stop an NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. We may also seek monetary damages for such activities.
32	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

The following incentive compensation is subject to clawback provisions:
•	restricted stock and performance unit awards made during the last two years of employment;
•
any payments received (without regard to tax effects) from the sale of restricted stock that vested, or with respect to earned performance units, during the last two years of employment; there is no time limit in the case of misconduct during employment that causes a misstatement of our financial statements;

•	all cash bonuses paid during the last 18 months of employment;
•	outstanding vested, but not exercised, stock options; and
•	any gain (without regard to tax effects) realized from the exercise of a stock option, which is subject to the clawback provisions.
All long-term incentive agreements include clawback provisions applying to NEOs and other key employees (collectively, a “Participant”) if such Participant’s employment is terminated in the first year of the vesting period. Under the clawback provisions, a Participant must forfeit any long-term incentive awards covered by those agreements if employment is terminated due to retirement, death, disability, or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses and the Participant executes a separation agreement and release, and the amount of the award will be based on the length of time the Participant was employed during the applicable vesting or performance period. The clawback provisions provide a retention incentive for the Participants, and we believe that they provide a more appropriate balance between our interests and those of the Participants.
The SEC recently adopted final rulemaking implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation that will require further rulemaking by NYSE. We will monitor the listing standards adopted by NYSE and amend our clawback provisions, or adopt a new clawback policy, as necessary to reflect the final NYSE listing rules during the required timeframe in compliance with those standards.
STOCK OWNERSHIP GUIDELINES
We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we adopted stock ownership guidelines that require directors and executives to own a minimum amount of Viad common stock on a direct basis, meaning stock that is subject to market risk. Under the guidelines, our NEOs, other executive officers, and certain employees may not sell any shares received in connection with settlement of vested equity awards unless and until they have complied with our stock ownership guidelines, except that the guidelines permit sales to cover required tax withholdings. All of our non-employee directors and executive officers have either achieved the required stock ownership requirement or are making progress towards compliance. The minimum required amount ranges from 3.0 to 5.0 times as summarized below:
STOCK OWNERSHIP GUIDELINES
Non-Employee Directors	5.0 times base retainer
CEO	5.0 times base salary
Direct Reports to CEO	3.0 times base salary
TAX AND ACCOUNTING CONSIDERATIONS
Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that is more than $1 million for certain executive officers of publicly-held companies.
In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Human Resources Committee considers a variety of factors. The Human Resources Committee continues to have the flexibility to approve non-deductible compensation, has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) if it believes it is in the best interests of the Company and its shareholders.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	33

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED 2022, 2021, AND 2020
The following table shows compensation paid, accrued, or awarded to our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers (i.e., our NEOs) for the years indicated:
Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven W. Moster[7] President and CEO	2022	927,000	1,050,009	2,450,003	1,796,063	2,520	64.391	6,289,986
	2021	927,000	3,293,580	1,818,499	231,750	1,078	66,918	6,338,825
	2020	577,788	2,600,019	—	—	2,296	27,846	3,207,949
Ellen M. Ingersoll[8] Chief Financial Officer	2022	452,000	259,488	605,500	525,450	224	214,416	2,057,078
	2021	452,000	892,252	517,581	67,800	77	236,814	2,166,524
	2020	349,836	590,021	—	—	137	210,448	1,150,442
David W. Barry[9] President of Pursuit	2022	600,000	2,369,900	—	259,631	416	28,432	3,258,379
	2021	472,000	—	—	268,620	145	11,600	752,365
	2020	285,466	1,627,469	1,520,013	—	365	9,536	3,442,849
Derek P. Linde[10] Chief Operating Officer, General Counsel & Corporate Secretary	2022	478,081	194,998	455,004	525,889	55	12,530	1,666,557
	2021	361,000	195,014	454,625	49,638	—	11,930	1,072,207
	2020	306,603	400,020	487,621	—	—	8,904	1,203,148
Jeffrey A. Stelmach[11] President of Spiro	2022	400,000	149,967	349,998	320,000	—	22,400	1,242,365
[1]	The amounts shown under column (b) in 2020 reflect salary reductions that were taken by each NEO (ranging from 20% to 50%) during 2020.
[2]
The amounts shown under column (e) do not reflect actual payouts, but rather, they represent the grant date fair value of long-term incentives awarded to the NEOs, comprising EBITDA-based performance restricted stock units (EBITDA PRSUs) awarded to Mr. Barry and restricted stock units (RSUs) awarded to all our NEOs. The amounts shown under this column (e) include 2022 EBITDA PRSU awards for Mr. Barry, plus RSUs for Mr. Moster, Ms. Ingersoll, Mr. Linde, and Mr. Stelmach. The grant date fair value of EBITDA PRSU and RSU awards were computed in accordance with FASB ASC 718 as discussed in our 2022 Form 10-K, in Notes 1 and 3 to Consolidated Financial Statements and are incorporated herein by reference.

[3]
The amounts shown under column (f) do not reflect actual payouts, but rather, they represent the grant date fair value of stock option awards awarded to Messrs. Moster, Linde and Stelmach and Ms. Ingersoll in 2022, determined in accordance with FASB ASC 718. Assumptions made in the valuation of option awards under this column (f) are discussed in our 2022 Form 10-K, in Notes 1 and 3 to Consolidated Financial Statements and are incorporated herein by reference.

[4]
The amounts shown under column (g) represent incentive cash awards under the Management Incentive Plan (“MIP”). All awards were made pursuant to the 2017 Viad Corp Omnibus Incentive Plan (the “2017 Plan”), each of which was paid in March of the following year. The 2023 performance targets are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

[5]
The amounts shown under column (h) represent the year-over-year pension value change in the actuarial present value of the SERP and the MoneyGram Pension Plan, as well as above-market earnings on amounts deferred pursuant to the Defined Contribution Plan, which is described in detail in the “Non-Qualified Deferred Compensation Table” section of this Proxy Statement, and the Supplemental 401(k) Plan. In connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code). There were no above-market earnings for Ms. Ingersoll’s Defined Contribution Plan for 2022. For the Supplemental 401(k) Plan, the above-market earnings in 2022 were $2,520 for Mr. Moster, $224 for Ms. Ingersoll, $416 for Mr. Barry, and $55 for Mr. Linde.

[6]	The aggregate incremental cost of perquisites is the actual cost we incurred as a result of providing those items unless otherwise stated.
[7]
The amount reported under column (i) for Mr. Moster in 2022 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; a $24,880 matching contribution under the Supplemental 401(k) Plan; and $23,874 for personal use of a Company-leased automobile; and (ii) a $12,200 matching contribution under the 401(k) Plan.

34	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

We calculated the aggregate incremental cost of Mr. Moster’s personal use of his Company-leased automobile using a percentage of use methodology, with the amount reported for 2022 being the aggregate value of all automobile lease payments and fuel costs multiplied by the percentage attributable to Mr. Moster’s personal use of the automobile.
[8]
The amount reported under column (i) for Ms. Ingersoll in 2022 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; and (ii) $190,542 in defined contribution plan benefits; and (iii) a $12,200 matching contribution under the 401(k) Plan. The defined contribution plan contribution is a benefit accrual for the period from January 1 through December 31, 2022, pursuant to the Defined Contribution Plan. The accrued benefits under the Defined Contribution Plan, which we established as of January 1, 2013, replace the annual lump-sum cash awards previously paid to Ms. Ingersoll in lieu of the Company accruing benefits for her as a participant of the SERP. The Defined Contribution Plan is described in detail in the “Post-Employment Arrangements” and “Non-Qualified Deferred Compensation Table” sections of this Proxy Statement.

[9]	The amount reported under column (i) for Mr. Barry in 2022 includes a $12,200 matching contribution under the 401(k) Plan.
[10]	The amount reported under column (i) for Mr. Linde in 2022 includes a $12,200 matching contribution under the 401(k) Plan.
[11]	The amount reported under column (i) for Mr. Stelmach in 2022 includes a $8,308 matching contribution under the 401(k) Plan. Mr. Stelmach was not an NEO prior to 2022.
POST-EMPLOYMENT ARRANGEMENTS
As discussed in Note 4 to the Summary Compensation Table and in the CD&A section of this Proxy Statement, MoneyGram is solely responsible for paying annual retirement benefits to our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s 2004 spin-off from Viad. MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan. MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with us and our subsidiaries.
Our CFO also receives retirement benefits under the Defined Contribution Plan, in which she is the only participant. We established that plan in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to her. The lump-sum awards began in 2005 in connection with the 2004 MoneyGram spin-off, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of accruing pension benefits for our CFO as a participant of the SERP.
EMPLOYMENT AGREEMENTS
We do not have employment agreements with our NEOs, other than the severance agreements we describe in the CD&A subsection “Post-Termination Compensation and Benefits – Severance Agreements” and below under “Potential Payments Upon Termination or Change in Control.”
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	35

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2022
The following table gives the estimated future payouts for awards granted in 2022 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2022:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units (#)[4]	All Other Option Awards: Number of Securities Underlying Options (#)[5]	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Moster		347,600	927,000	1,854,000	—	—	—	—	—	—	—
RSU[2]	2/23/22	—	—	—	—	—	—	30,919	—	—	1,050,009
NQSOs[2]	2/23/22	—	—	—	—	—	—	—	148,485	33.96	2,450,003
Ingersoll		101,700	271,200	542,400	—	—	—	—	—	—	—
RSU[2]	2/23/22	—	—	—	—	—	—	7,641	—	—	259,488
NQSOs[2]	2/23/22	—	—	—	—	—	—	—	36,697	33.96	605,500
Barry		123,800	330,000	660,000	—	—	—	—	—	—	—
EBITDA PRSUs[2]	3/29/22	—	—	—	32,500	65,000	97,500	—	—	—	2,369,900
Linde		103,100	275,000	550,000	—	—	—	—	—	—	—
RSU[2]	2/23/22	—	—	—	—	—	—	5,742	—	—	194,998
NQSOs[2]	2/23/22	—	—	—	—	—	—	—	27,576	33.96	455,004
Stelmach		60,000	160,000	320,000	—	—	—	—	—	—	—
RSU[2]	2/23/22	—	—	—	—	—	—	4,416	—	—	149,967
NQSOs[2]	2/23/22	—	—	—	—	—	—	—	21,212	33.96	349,998
[1]
The amounts shown in column (c) reflect the threshold payment level under the 2022 MIP. The amounts in column (d) reflect the target payment level under the 2022 MIP. The amounts shown in column (e) reflect the maximum payment level under the 2022 MIP. For more information regarding the 2022 MIP, please see the CD&A subsection “Short-Term (Annual) Incentives.” Actual payout results are reflected in column (g) of the Summary Compensation Table.

[2]	Awards of EBITDA PRSUs will be paid, if earned, in Viad common stock. RSU awards will be paid, if earned, in Viad common stock. “NQSOs” represent awards of non-qualified stock options.
[3]
Columns (f), (g) and (h) present the estimated payouts as of the grant date for the 2022 EBITDA PRSUs awarded to Mr. Barry. Payment of the EBITDA PRSUs is contingent on the Company satisfying certain performance goals related to EBITDA of the Company’s Pursuit business in 2022 (representing 50% of the award) and 2023 (representing 50% of the award). If the threshold, target, or maximum performance goals are achieved in the performance period ending December 31, 2023, 50%, 100%, or 200% of the target amount, respectively, may be earned, as discussed above under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives—Performance Restricted Stock Units.” If actual performance falls between threshold and target or target and maximum, the number of EBITDA PRSUs earned would be calculated using linear interpolation. The actual value realized by Mr. Barry with respect to the EBITDA PRSU award will not be determined until the time of vesting.

[4]
Column (i) reports the number of RSUs granted in 2022. The grant date fair value of RSU awards was $33.96 for shares granted on February 23, 2022. The actual value realized by the NEOs for the 2022 RSUs will not be determined until the time of vesting.

[5]	Column (j) reports the number of time-vested options granted in 2022. The weighted average grant date fair value was $16.50 per share for options granted on February 23, 2022.
[6]
Column (l) reports grant date fair value computed in accordance with FASB ASC 718. Assumptions made in the valuation of stock and option awards under this column (l) are discussed in our 2022 Form 10-K, in Notes 1 and 3 to Consolidated Financial Statements and are incorporated herein by reference.

For a description of all other material terms of the awards described in the table above, please refer to the “Short-Term (Annual) Incentives” and “Long-Term Incentives” subsections of the CD&A section of this Proxy Statement.
36	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2022
The table below includes all of the NEOs’ outstanding options and unvested stock awards as of December 31, 2022, including awards subject to performance conditions:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)[1]	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)[1]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2,3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Moster
NQSOs[9]	29,944	59,888	—	44.80	2/23/2028	—	—	—	—
NQSOs[9]		148,485	—	33.96	2/23/2029	—	—	—	—
PSU[5]	—	—	—	—	—	16,184	394,716	—	—
Stock Price PRSU[6]	—	—	—	—	—	40,179	979,966	40,178	979,941
RSU[8]	—	—	—	—	—	45,526	1,037,209	—	—
Ingersoll
NQSOs[9]	8,523	17,045	—	44.80	2/23/2028	—	—	—	—
NQSOs[9]	—	36,697	—	33.96	2/23/2029	—	—	—	—
Stock Price PRSU[6]	—	—	—	—	—	10,714	261,314	10,714	261,314
RS8	—	—	—	—	—	3,148	76,780	—	—
RSU[8]	—	—	—	—	—	10,944	266,924	—	—
Barry
RS8	—	—	—	—	—	2,267	55,292	—	—
EBITDA PRSU[7]	—	—	—	—	—	—	—	32,500	792,675
RSU[8]	—	—	—	—	—	25,906		—	—
Linde
NQSOs[9]	7,486	14,972	—	44.80	2/23/2028	—	—	—	—
NQSOs[9]	54,150	—	—	21.85	8/27/2027	—	—	—	—
NQSOs[9]	—	27,576		33.96	2/23/2029	—	—	—	—
RS8	—	—	—	—	—	2,134	52,048	—	—
RSU[8]	—	—	—	—	—	8,644	210,827	—	—
Stelmach
NQSOs[9]	—	21,212	—	33.96	2/23/2029	—	—	—	—
RSU[8]	—	—	—	—	—	6,614	161,315	—	—
[1]
Stock option awards listed here are NQSOs, in compliance with IRS requirements. Mr. Linde’s remaining NQSO award with an expiration date of August 27, 2027 vested on the two-year anniversary of the grant date (August 27, 2020), based upon his continued employment with the Company. The NQSOs granted to Mr. Moster, Ms. Ingersoll, and Mr. Linde with an expiration date of February 23, 2028 are eligible to vest ratably in three equal tranches on the first, second, and third-year anniversaries of the February 23, 2021 grant date.

[2]	For columns (g) and (h), restricted stock and RSU awards vest pursuant to the terms of the applicable agreements, which generally include either annual ratable or 3-year cliff vesting terms.
[3]
For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $24.39, the closing market price of our common stock at December 31, 2022, the last trading day of 2022. In calculating the number of EBITDA PRSUs (granted to Mr. Barry), PSU and PUP awards and their value in this table, we are required by SEC rules to compare our performance through 2022 under the EBITDA PRSU, PSU and PUP grants against the threshold, target and maximum performance levels for the grants and to report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Accordingly, we have reported the outstanding EBITDA PRSU, PSU and PUP awards in the table at threshold (50%) based on performance against the goals through December 31, 2022.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	37

[4]
These amounts exclude the PSU and PUP awards for the 2020-2022 performance period that vested based on performance through December 31, 2022, which are reported in the “Option Exercises and Stock Vested” table below.

[5]	“PSU” refers to performance units to be paid, if earned, in Viad common stock.
[6]
Represents stock price-based performance restricted stock unit (Stock Price PRSUs) awards granted to our CEO and CFO in 2021. The first tranche of Stock Price PRSU awards (representing 50% of the awards) is reported in columns (g) and (h) because this tranche became earned on June 17, 2021, when the 20-day average closing price of Company shares exceeded $46.11. The first tranche will vest on December 31, 2024, subject to the recipient’s continued employment. The second tranche of Stock Price PRSU awards (representing the remaining 50% of the awards) is reported in columns (i) and (j) because this tranche remains unearned given that the share goal price of $56.00 has yet to be reached. If the 20-day average closing price of Company shares exceeds $56.00 before December 31, 2024, the second tranche of Stock Price PRSUs will be earned and will vest on December 31, 2024, subject to the recipient’s continued employment.

[7]
Represents an EBITDA PRSU award granted to Mr. Barry in 2022. Additional information on this EBITDA PRSU award is set forth above under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives—EBITDA Performance Restricted Stock Units.”

[8]
“RS” refers to restricted stock and “RSU” refers to restricted stock unit. RSUs will be paid, if earned, in Viad common stock. The number of RSUs reflected in column (i) and the dollar value of those units reflected in column (j) were as of December 31, 2022.

[9]	“NQSOs” represents awards of non-qualified stock options.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2022
This table shows restricted stock and RSU awards that vested during 2022 (no options were exercised in 2022):
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)
Moster
RSU	—	—	5,804	202,037
Ingersoll
RS2	—	—	2,524	88,820
RSU[2]	—	—	1,652	57,506
Barry
RS2	—	—	25,907	631,872
Linde
RS2	—	—	3,605	126,860
RSU[2]	—	—	1,451	50,509
Stelmach
RSU[2]	—	—	1,099	37,113
[1]	The value realized upon the vesting of restricted stock and RSUs is the closing price of Viad’s common stock on the date of vesting multiplied by the number of shares that vested.
[2]	“RS” refers to restricted stock and “RSU” refers to restricted stock units. RSUs will be paid, if earned, in Viad common stock.
PENSION BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2022
This table shows the present value of our CFO’s accumulated benefits. She is the only NEO who receives benefits under a Viad-related pension plan. In connection with our June 2004 MoneyGram spin-off, MoneyGram assumed the liability related to the payment of benefits under the SERP.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[2]	(e)
Ingersoll[1]	SERP	2.439	298,405	—
[1]
Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual number of years of service for Ms. Ingersoll is 18 years). The SERP provides retirement benefits based on final average earnings, which is the

38	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

average of the 60 months of annual base salary plus 50% of MIP incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. Ms. Ingersoll is entitled to a pension benefit at age 60 equal to A - B, where:
A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)
+
(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint); and
B =	Annual benefit from the MoneyGram Pension Plan, if applicable.
Ms. Ingersoll was not eligible to receive benefits under the SERP prior to age 55. If Ms. Ingersoll elects to receive benefits after age 55 and before age 60, she will receive a reduction of 0.25% for each monthly benefit payment prior to her 60th birthday.
[2]
Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in our 2022 Form 10-K, in Note 18 to Consolidated Financial Statements, and are incorporated herein by reference.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2022
This table shows the amounts contributed to non-qualified deferred compensation plans during 2022:
Name	Registrant Contributions in Last Fiscal Year ($)[1,3]	Aggregate Earnings in Last Fiscal Year ($)[2,3]	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)
Moster
Supplemental 401(k) Plan[4]	24,880	8,791	186,548
Ingersoll
Defined Contribution Plan[3]	190,542	(551,327)	3,363,643
Supplemental 401(k) Plan[4]	5,877	801	20,470
Barry
Supplemental 401(k) Plan[4]	11,702	1,475	38,746
Linde
Supplemental 401(k) Plan[4]	7,693	229	10,763
[1]
Our matching contribution under the Supplemental 401(k) Plan is the same as our matching contribution under the 401(k) Plan that is generally available to all employees. We match 100% of the first 3% of annual base salary contributed, and 50% of the next 2% of annual base salary contributed by the executive officer. We report matching contributions as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

[2]
Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[3]
“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Ms. Ingersoll since the spin-off of MoneyGram in 2004. Our contributions under the Defined Contribution Plan are made only for the benefit of the account of Ms. Ingersoll, the plan’s sole participant. The Defined Contribution Plan provides annual contributions to Ms. Ingersoll’s account, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. Ms. Ingersoll has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options we provided. The contribution amounts are recalculated each year based on Ms. Ingersoll’s current salary and MIP incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP and the MoneyGram Pension Plan. We report our contributions in the Summary Compensation Table under column (i) (“All Other Compensation”).

[4]
Refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) Plan are made only to participants who are U.S. citizens between the ages of 55 and 65.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	39

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL
Certain termination events will trigger post-termination payments and benefits for our NEOs. Each termination event and the amount that could be payable to NEOs is described in the narrative and provided in the table below, assuming a qualifying termination date of December 31, 2022, with a closing price of $24.39 per share for Viad’s common stock on December 31, 2022, the last trading day of the year, except where otherwise indicated. The receipt of certain of the payments and benefits described in this section are subject to the NEO’s compliance with certain restrictive covenant obligations, including non-competition, non-solicitation of employees and non-solicitation of customers ranging from 12 to 18 months following the termination of employment.
CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE
Change in Control Without Termination
We provide certain cash amounts and equity award vesting in the event of a change of control without a corresponding termination. In this scenario, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the change in control.
Any outstanding restricted stock, RSUs or NQSOs would fully vest as of the date of a change in control. Additionally, any outstanding PUP awards or PSUs (in the case of Mr. Moster) would be paid at a 100% achievement level, prorated from the grant date of such award to the date of the change in control.
As of the date of the change in control, any outstanding Stock Price PRSUs held by Mr. Moster and Ms. Ingersoll that have achieved the applicable price per share goal would remain outstanding and eligible to vest based on continued service.
As of the date of a change in control in 2022, any outstanding EBITDA PRSUs held by Mr. Barry (to the extent assumed or replaced) would remain outstanding and eligible to vest based on the achievement of the applicable performance goals during the performance period (subject to any adjustments to the goals that are determined by the Human Resources Committee to be necessary in light of the change in control) and subject to Mr. Barry’s continued employment through the end of the performance period. In addition, if the EBITDA PRSUs held by Mr. Barry are not assumed or replaced in connection with a change in control occurring in 2022, Mr. Barry would immediately become vested in 100% of the target EBITDA PRSUs.
Change in Control With Termination
In 2022, all of our NEOs participate in the Executive Severance Plan (Tier I) (the “Executive Severance Plan”), which we adopted in 2013. Under the Executive Severance Plan, a participating NEO is eligible for severance benefits if we terminate the NEO without cause or resignation by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change in control. Under those circumstances, the executive would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:
•	The NEO’s highest annual salary during his or her employment term; plus
•	The NEO’s target cash bonus under the MIP for the fiscal year in which the change in control occurs.
The multiple is equal to the product of three times a fraction, the numerator of which is 36 minus the number of full months the NEO was employed following a change in control and the denominator of which is 36.
Pursuant to the MIP, upon a change in control, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the change in control occurs, calculated based on the achievement of performance measures through the date of the change in control.
Any outstanding restricted stock, RSUs and NQSOs would fully vest as of the date of a termination in connection with a change in control.
Any outstanding PUP awards or PSUs (in the case of Mr. Moster) would be paid at a 100% achievement level, prorated from the grant date of such award to the date of the change in control.
Any outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal would vest as of the date of their termination. The remaining unearned Stock Price PRSUs would remain outstanding and eligible to vest if the termination occurred within 30 days prior to the change in control.
40	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

If Mr. Barry’s employment was terminated by the Company without cause or by Mr. Barry for good reason in connection with a change in control in 2022, Mr. Barry would immediately become vested in 100% of the target EBITDA PRSUs.
The NEO’s participation in any life, health, and automobile benefits will continue at the same cost as if the NEO was an employee for a prorated three-year period. The NEO would also be eligible for outplacement services. The Executive Severance Plan does not contain any tax gross-up or modified single-trigger provisions.
INVOLUNTARY TERMINATION NOT FOR CAUSE
In February 2007, the Board adopted the Executive Officer Pay Continuation Policy (the “Pay Continuation Policy”) to provide severance cash payments and other benefits if we terminated an executive officer without cause (not for death, disability or cause). Except for Mr. Moster and Mr. Barry, who would receive lump-sum cash payments pursuant to the terms of their respective severance agreements described in the subsection “Voluntary Termination For Good Reason” of this section, executive officers with less than seven years of service would receive six months of salary, and executive officers with seven or more years of service would receive up to one year’s salary. Under the Pay Continuation Policy, executive officers would also receive continued health and welfare benefits for a period of up to twelve months following termination and outplacement services. To receive payments under the Pay Continuation Policy, executives must execute a general release containing a release of all claims against us, a covenant not to sue, a non-competition covenant, and a non-disparagement agreement, all in form and substance satisfactory to us. All benefits under the Pay Continuation Policy will cease on the last day of the month in which the executive officer commences new employment.
Also, in the event of an involuntary termination without cause, any outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination, and any unearned Stock Price PRSUs would be forfeited.
Additionally, in the event of an involuntary termination without cause in 2022, Mr. Barry would immediately become vested in a pro-rated portion of the target EBITDA PRSUs with respect to the 2022 EBITDA performance goal and the remaining EBITDA PRSUs would be forfeited.
Restricted stock, RSUs, PUP awards and PSUs (in the case of Mr. Moster), in each case, that have been outstanding for at least 12 months, would vest upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the termination date).
The equity award vesting is subject to the NEO’s execution of a separation agreement and release of claims, at the Company’s request.
VOLUNTARY TERMINATION FOR GOOD REASON
NQSOs will vest on an accelerated basis upon a resignation for “good reason,” and Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest on a pro-rated basis. Any outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination, and any unearned Stock Price PRSUs would be forfeited. Additionally, in the event of a voluntary termination by Mr. Barry for good reason in 2022, Mr. Barry would immediately become vested in a pro-rated portion of the target EBITDA PRSUs with respect to the 2022 EBITDA performance goal and the remaining EBITDA PRSUs would be forfeited. All other unvested restricted stock, RSUs, PSUs (in the case of Mr. Moster), and PUP awards held by the NEO would be forfeited upon the NEO’s resignation for good reason.
In addition, Messrs. Moster and Barry each have a severance agreement that provides for post-termination payments upon (i) an involuntary termination not for cause by us or (ii) a voluntary termination of employment by either of them for “good reason” as defined under their respective severance agreements. In these scenarios, Messrs. Moster and Barry will each receive the equivalent of two years or one year, respectively, of their base salary, plus a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the termination occurs, to the extent earned, provided that they timely execute a satisfactory release of all claims, waiver of rights, and covenant not to sue. Mr. Moster must also resign from our Board of Directors.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	41

DEATH OR DISABILITY
We provide certain cash amounts and equity award vesting if an NEO’s termination is due to death or disability. Under Mr. Moster’s severance agreement, he is entitled to a lump sum payment of two times his annual salary on termination related to death or disability. The MIP and individual severance agreements for Mr. Moster and Mr. Barry, as appliable, provide that the NEOs will be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the employment termination.
The one-time grant of 77,720 RSUs made to Mr. Barry in August 2020 will vest in full upon death or disability. Any outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination. Upon termination due to death or disability in 2022, Mr. Barry would immediately become vested in 100% of the target EBITDA PRSUs. The NEOs would also receive the restricted stock, RSUs (except as described below) and earned PSUs (in the case of Mr. Moster) and PUP awards, in each case, that have been outstanding for at least 12 months, upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the termination date). The equity award vesting is subject to the NEO’s execution of a separation agreement and release of claims, at the Company’s request. All other unvested restricted stock, RSUs, PSUs (in the case of Mr. Moster), PUP awards, Stock Price PRSUs, EBITDA PRSUs and NQSOs held by the NEO will be forfeited upon the NEO’s termination related to death or disability.
The following table shows the estimated cash amounts and the estimated value of equity award vesting for each termination scenario, assuming that the termination, change in control event or death or disability event occurred December 31, 2022:
Estimated Benefits in the Event of a Change in Control Without Termination, Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, Termination Involuntary Not for Cause, Termination Voluntary for Good Reason, and Death or Disability, In Dollars ($)
	Change in Control Without Termination ($)	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason ($)[5]	Termination Involuntary Not for Cause ($)	Termination Voluntary for Good Reason ($)	Death or Disability ($)[12]
Moster
Cash Severance	—	5,562,000[1]	1,854,000[1]	1,854,000[1]	1,854,000[1]
Annual Incentive Cash Bonus (MIP)	1,854,000[2]	1,854,000[2]	1,854,000	1,854,000[2]	1,854,000[2]
NQSOs[14]	—[3]	—[3]	—[9]	—[9]	—
PSUs	789,438[4]	789,438[4]	789,438[9]	—	789,438[9]
Stock Price PRSUs	—	979,954[3]	979,954[9]	979,954[9]	979,954[9]
RSUs	283,095[3]	283,095[3]	218,465[9]	218,465	218,465[9]
PUP	338,331[4]	338,331[4]	338,331[9]	—	338,331[9]
Welfare Benefits and Perquisites	—	130,593[6]	43,531[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	3,264,864	9,957,411	6,097,719	4,906,419	6,034,188
Ingersoll
Cash Severance	—	2,169,600[1]	452,000[1]	—	—
Annual Incentive Cash Bonus (MIP)	542,400[2]	542,400[2]	—	—	542,400[2]
NQSOs[14]	—[3]	—[3]	—[9]	—[9]	—
Stock Price PRSUs	—	261,314[3]	261,314[9]	261,314[9]	261,314[9]
Restricted Stock	76,780[3]	76,780[3]	72,857[9]	—	72,857[9]
RSUs	80,560[3]	80,560[3]	62,171[9]	62,171	62,171[9]
PUP	179,145[4]	179,145[4]	179,145[9]	—	179,145[9]
Welfare Benefits and Perquisites	—	39,508[6]	12,724[15]	—	—
Incremental Pension Benefit	—	296,604[6]	—	—	—
Defined Contribution Benefit	4,342,370[8]	4,342,370[8]	4,342,370[10]	4,342,370[10]	4,342,370[11]
Outplacement Services[13]	—	20,000	20,000	—	—
Total	5,221,255	8,008,281	5,402,581	4,665,855	5,460,257
Barry
Cash Severance	—	2,785,939[1]	600,000[1]	600,000[1]	—
42	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

	Change in Control Without Termination ($)	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason ($)[5]	Termination Involuntary Not for Cause ($)	Termination Voluntary for Good Reason ($)	Death or Disability ($)[12]
Annual Incentive Cash Bonus (MIP)	259,631[2]	259,631[2]	259,631[2]	259,631[2]	259,631[2]
EBITDA PRSUs	1,585,350	792,675[3]	792,675[9]	792,675[9]	792,675[9]
Restricted Stock	55,292[3]	55,292[3]	52,467[9]	—	52,467[9]
RSUs	631,847[3]	631,847[3]	445,409[9]	631,847[9]	631,847[9]
PUP	129,047[4]	129,047[4]	129,047[9]	—	129,047[9]
Welfare Benefits and Perquisites	—	49,650[6]	16,550[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	2,661,167	4,724,081	2,315,779	2,284,153	1,865,667
Linde
Cash Severance	—	2,288,833[1]	250,000[1]	—	—
Annual Incentive Cash Bonus (MIP)	525,889[2]	525,889[2]	—	—	525,889[2]
NQSOs[14]	—[3]	—[3]	—[9]	—[9]	—
Restricted Stock	52,048[3]	52,048[3]	49,389[9]	—	49,389[9]
RSUs	70,780[3]	70,780[3]	54,620[9]	54,620	54,620[9]
PUP	121,462[4]	121,462[4]	121,462[9]	—	121,462[9]
Welfare Benefits and Perquisites	—	49,491[6]	8,249[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	770,179	3,128,503	503,720	54,620	751,360
Stelmach
Cash Severance	—	1,200,000[1]	200,000[1]	—	—
Annual Incentive Cash Bonus (MIP)	320,000[2]	320,000[2]	—	—	320,000[2]
Restricted Stock	—[3]	—[3]	—[9]	—	—[9]
RSUs	53,609[3]	53,609[3]	31,567[9]	31,567	31,567[9]
PUP	—[4]	—[4]	—[9]	—	—
Welfare Benefits and Perquisites	—	90,936[6]	8,140[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	373,609	1,684,545	259,707	31,567	351,567
[1]
Amounts reported as cash severance payments in the “Change in Control Termination Involuntary / Without Cause or Voluntary / Good Reason” column were calculated in accordance with the terms of the Executive Severance Plan. See “—Change in Control and Change in Control Severance—Change in Control with Termination” above. Amounts reported as cash severance payments in the “Termination Involuntary Not for Cause,” “Termination Voluntary for Good Reason” and “Death or Disability” columns were calculated in accordance with the terms of the Pay Continuation Policy, and Mr. Moster and Mr. Barry’s severance agreements, as applicable. See “—Involuntary Termination Not For Cause” and “—Voluntary Termination For Good Reason” above.

[2]
Pursuant to the MIP, upon a change in control, regardless of whether there is also a termination of employment, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the change in control occurs, calculated based on the achievement of performance measures through the date of the change in control. See “—Change in Control and Change in Control Severance” above. Amounts reported as annual incentive cash bonus in the “Termination Involuntary Not for Cause,” “Termination Voluntary for Good Reason” and “Death or Disability” columns were calculated in accordance with the terms of Mr. Moster and Mr. Barry’s severance agreements and the MIP, as applicable. See “—Involuntary Termination Not For Cause” and “—Voluntary Termination For Good Reason” above.

[3]
Upon a change in control, regardless of whether there is a termination of employment, any outstanding restricted stock, RSUs or NQSOs would fully vest. Additionally, in the event of a termination of employment in connection with a change in control, any outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal would vest as of the date of their termination. In the event of a termination of employment in connection with a change in control in 2022, Mr. Barry would immediately become vested in 100% of the target EBITDA PRSUs. See “—Change in Control and Change in Control Severance” above.

[4]
Pursuant to the PUP, upon a change in control, regardless of whether there is also a termination of employment, the NEOs would be entitled to receive a cash payment for PUP awards at a 100% achievement level, prorated from the start date of the performance period to the date of the change in control. Additionally, Mr. Moster would be entitled to receive PSUs at a 100% achievement level, prorated from the start date of the performance period to the date of the change in control. See “—Change in Control and Change in Control Severance” above.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	43

[5]
If the payouts and vesting described in the “Change in Control without Termination” column were to occur upon a change in control, then in the event of a later termination in connection with the change in control, there would be no additional cash incentives paid under the MIP and the awards that vested upon the change in control would no longer be outstanding.

[6]
NEOs receive continued welfare benefits coverage for the severance period of three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the NEO’s employment, and the denominator of which is 36 months. For purposes of this table, we have assumed the maximum coverage period of three years. See “—Change in Control and Change in Control Severance—Change in Control with Termination” above.

[7]
The Executive Severance Plan provides a special retirement benefit to Ms. Ingersoll in the form of an additional benefit accrual under the SERP, determined as if she continued employment during the severance period with the severance compensation included in her final average compensation as defined by the SERP. See “Pension Benefits for Fiscal Year Ended December 31, 2022.”

[8]
Under the Defined Contribution Plan, upon a change in control, Ms. Ingersoll’s contribution accounts will vest. If we terminate Ms. Ingersoll without cause (as that term is defined in the Defined Contribution Plan) within three years after a change in control, she will receive any company discretionary contribution that would have been credited to her company discretionary contribution account had she continued to be employed through the earlier of: (i) age 60; or (ii) the third anniversary of her termination date. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2022.”

[9]
In the event of an involuntary termination without cause or a voluntary termination for good reason, NQSOs would fully vest as of the date of termination. In the event of an involuntary termination without cause, a voluntary termination for good reason or a termination related to death or disability, outstanding Stock Price PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination. In the event of an involuntary termination without cause or a voluntary termination for good reason in 2022, Mr. Barry would immediately become vested in a pro-rated portion of the target EBITDA PRSUs with respect to the 2022 EBITDA performance goal and the remaining EBITDA PRSUs would be forfeited. In the event of a termination related to death or disability in 2022, Mr. Barry would immediately become vested in 100% of the target EBITDA PRSUs. In the event of an involuntary termination without cause or a termination related to death or disability, restricted stock, RSUs (except as described below), PUP awards and PSUs (in the case of Mr. Moster), in each case, that have been outstanding for at least 12 months, would vest upon the lapse of the vesting period on a pro-rata basis (based on the percentage of time from the grant date to the termination date). In the event of a voluntary termination for good reason, Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest on a pro-rated basis. In the event of a termination for death or disability, Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest in full. See “—Involuntary Termination Not for Cause,” “—Voluntary Termination for Good Reason,” and “Death or Disability” above.

[10]
Ms. Ingersoll is the only current employee who participates in the Defined Contribution Plan. Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement, death or disability she will receive her vested account balance in either a lump-sum payment or annual installment payments, at her election. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2022.”

[11]
Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated as a result of her death or disability, she will receive her vested account balance in a lump-sum payment. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2022.”

[12]	The amounts in this column presume the occurrence of an event constituting death or disability on December 31, 2022.
[13]	The amounts set forth in this row are estimates, and actual payments would likely vary.
[14]
For the NQSOs, the aggregate value is equal to the difference between the exercise price of the accelerated NQSOs and the closing price per share of our common stock on December 31, 2022, multiplied by the number of accelerated NQSOs. This table only includes the value of NQSOs that were in-the-money as of December 31, 2022.

[15]	NEOs receive continued welfare benefits coverage for the salary continuation period described under “Termination Involuntary Not for Cause” above.
44	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information, as of December 31, 2022, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below includes the amended and restated 2017 Plan, which our shareholders approved at the 2022 annual meeting of shareholders on May 24, 2022 (the 2017 Plan as amended and restated, the “2022 Plan”):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
Equity Compensation Plans Not Approved by Security Holders:
2022 Plan¹	425,978	$35.93	1,202,763
[1]
The 2022 Plan has a 10-year term and provides for the following types of awards to officers, directors, and certain other employees: (a) incentive stock options and NQSOs; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock authorized for grant under the 2022 Plan is limited to 2,590,000 shares. Any shares awarded under the 2022 Plan that are terminated (by cancellation, expiration, forfeiture, or otherwise), settled in cash, or exchanged with the Human Resources Committee’s permission before they are issued, will be available again for grant under the 2022 Plan.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing the following disclosure that compares the annual total compensation of our “median employee” to the annual total compensation of our Principal Executive Officer, our CEO.
In accordance with Instruction 2 to Item 402(u) of Regulation S-K, because there has been no change in our employee population or employee compensation arrangements in the last fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to utilize the same median employee we had identified in 2020 to calculate our 2022 CEO pay ratio. The process that we used to determine our median employee in 2020 is summarized below:
•
To determine our median employee, we included base salary, which is paid in the form of hourly wages, and overtime paid, as the consistently applied compensation measure (“CACM”) for all employees. We selected these pay elements because they were the most consistently paid across our organization. We reviewed compensation as of December 13, 2020, to determine our median employee. As of that date, and according to the definition provided under Dodd-Frank, we had 9,181 employees, though not all of these employees were actively working at that time. In determining our median employee, we excluded employees from countries that represent 5% or less of our global headcount. The excluded countries were The Netherlands, the United Kingdom, Romania, and the United Arab Emirates, which, combined, represented less than 1% of our total headcount.

•
We collected employee pay data to identify a narrow range of employees around our estimated median pay for 2020 of $62,704, based on the CACM methodology. Using a range of pay within +/-10% of this estimated median, we identified a median group of 963 employees. We then conducted further analysis of prior years’ earnings to identify 6 employees from this group with relatively stable earnings over the past several years. Finally, from this list of 6 employees, we selected our median employee, who is an Exhibitor Services Manager.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	45

To determine our 2022 CEO pay ratio, we collected additional elements of pay for our median employee pursuant to Item 402(c)(2)(x) of Regulation S-K, which is the same methodology used to determine compensation for our CEO in the Summary Compensation Table in this Proxy Statement. Accordingly, the table below provides the annual total compensation for our median employee and for our CEO for 2022, as well as the ratio of our CEO’s total compensation to that of the median employee.
CEO Pay Ratio – includes part-time and seasonal employees:
2022 Total Annual Compensation – Median Employee	$111,075
2022 Total Annual Compensation – Steven W. Moster, CEO	$6,289,986
Ratio of CEO Compensation to the Median Employee	57:1
46	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” above.
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compen -sation Table Total for PEO[1]	Compen- sation Actually Paid to PEO[2]	Average Summary Compen- sation Table Total for Non-PEO NEOs[3]	Average Compen- sation Actually Paid to Non-PEO NEOs[4]	Total Share- holder Return[5]	Peer Group Total Share- holder Return[6]	Net Income (in millions)[7]	EBITDA (in millions)[8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	6,289,986	2,262,720	2,056,095	(383,561)	$36.25	$82.03	23,220	118,840
2021	6,338,525	6,499,595	1,125,285	1,614,890	$63.61	$94.13	(92,655)	6,314
2020	3,207,949	(904,981)	1,585,916	1,383,262	$53.59	$87.91	(374,094)	(63,962)

[1]
The dollar amounts reported in column (b) are the amounts of total compensation reported for our principal executive officer (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”

[2]
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Moster, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Moster during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Moster’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$6,289,986	($3,500,012)	($527,254)	$2,262,720
2021	$6,338,525	($5,112,079)	$5,273,149	$6,499,595
2020	$3,207,949	($2,600,019)	($1,512,911)	($904,981)
(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of

Viad Corp |	47

such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$2,324,096	($2,429,060)	—	($227,619)	($194,670)	—	($527,254)
2021	$5,929,527	($388,416)	—	($267,962)	$0	—	$5,273,149
2020	$583,086	($849,196)	—	$0	($1,246,801)	—	($1,512,911)
[3]
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Moster, who has served as our CEO since 2014) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Moster) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Ellen M. Ingersoll, David W. Barry, Derek P, Linde, and Jeffrey A. Stelmach; (ii) for 2021, Ellen M. Ingersoll, David W. Barry, Derek P, Linde, and Leslie S. Striedel; and (iii) for 2020, Ellen M. Ingersoll, Jay A. Altizer, David W. Barry, and Derek P. Linde.

[4]
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Moster), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Moster) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Moster) for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs(b)
2022	$2,056,095	($1,096,214)	($1,343,442)	($383,561)
2021	$1,125,285	($547,371)	$1,036,976	$1,614,890
2020	$1,585,916	($1,215,039)	$1,012,385	$1,383,262
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments
2022	$334,495	($508,312)	$0	($67,859)	($1,101,766)	$0	($1,343,442)
2021	$593,209	$443,767	$0	$0	$0	$0	$1,036,976
2020	$1,294,379	($165,821)	$15,347	($12,595)	($118,925)	$0	$1,012,385
(b)
The average “compensation actually paid” to the NEOs as a group (excluding Mr. Moster) does not reflect any adjustments attributable to “service cost” or “prior service cost” for any defined benefit pension plans reported in the Summary Compensation Table for each applicable year. Ms. Ingersoll was the only NEO who participated in a defined benefit pension plan in each covered year. However, the benefits under such plan are frozen and there is no “service cost” or “prior service cost” to report with respect thereto. As such, the amount reported with respect to such benefit in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year is reflected in the average Summary Compensation Table “Total” and has not been adjusted.

[5]
Represents Viad’s cumulative total shareholder return (“TSR”) per $100 invested from December 31, 2019, through December 31 of each of the respective years shown, calculated in accordance with Item 201(e) of Regulation S-K.

[6]
Represents the peer group’s cumulative TSR per $100 invested from December 31, 2019, through December 31 of each of the respective years shown (with dividends reinvested, as applicable). The peer group used for this purpose is the S&P SmallCap 600 Commercial Services & Supplies index, of which Viad is a constituent, which is one of the peer groups used for the performance graph included in our 2022 Form 10-K as required under Regulation S-K Item 201(e)(1)(ii).

[7]	Represents net income (loss) attributable to Viad as reported in the Company’s audited financial statements for the applicable year.
48	Viad Corp |

[8]
Represents EBITDA, a non-GAAP measure, the company-selected measure used for determining Viad’s MIP achievement as described in the “Short-Term (Annual) Incentives” section of the “Compensation Discussion and Analysis”.

FINANCIAL PERFORMANCE MEASURES
The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are (in no particular order):
EBITDA
Relative TSR
Company Stock Price
ANALYSIS OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphs setting forth relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and TSR

Compensation Actually Paid and Net Income

Viad Corp |	49

Compensation Actually Paid and EBITDA

HEDGING AND PLEDGING
Our Insider Trading Policy includes the following policies regarding hedging and pledging of Viad common stock:
HEDGING TRANSACTIONS
Our directors, NEOs, other officers, and employees may not engage in any hedging, monetization, short position, or similar transactions that are designed to limit or eliminate the risks of owning Viad stock (collectively, “Hedging”). Hedging is prohibited regardless of whether the shares were purchased in the open market or granted in the form of a stock-based award.
PLEDGING AND MARGIN TRANSACTIONS
Our directors, NEOs, and other officers may not engage in “margin” or “pledging” transactions in which (i) a broker, bank or other financing party holds securities as collateral for a margin loan, mortgage, or other loan, and (ii) Viad securities may be sold without consent in the event of a failure to meet a margin call or default on a loan or mortgage. These transactions are prohibited because the sale may occur at a time when the director, NEO or other officer has material, non-public information, or when he or she is otherwise not permitted to trade in Viad securities.
50	Viad Corp |

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2022
Management has primary responsibility for Viad’s financial statements and reporting process, including the systems of internal control over financial reporting. In accordance with our charter, we assist the Board of Directors in overseeing Viad’s accounting, financial reporting processes, and the audits of the Company’s financial statements. In addition, we assist the Board in overseeing:
•	the integrity of Viad’s financial statements,
•	the independent registered public accounting firm, Deloitte & Touche LLP’s (“Deloitte”), qualifications and independence,
•	Deloitte’s and Viad’s internal audit function performance, and
•	Viad’s compliance with legal and regulatory requirements, including its Always Honest Compliance and Ethics Program.
Disclosure Controls and Internal Control Over Financial Reporting
Management develops and maintains adequate systems of internal accounting and financial controls and annually, Deloitte expresses an opinion on the effectiveness of Viad’s internal control over financial reporting. In accordance with our charter, we discussed and reviewed with Management, the adequacy of those controls.
Throughout 2022, Management tested and evaluated its system of internal control over financial reporting and then regularly updated Deloitte and us regarding their findings. We also reviewed Deloitte’s audit report relating the effectiveness of the Company’s internal control over financial reporting.
Independent Registered Public Accounting Firm
In accordance with our charter, we appointed Deloitte as Viad’s independent registered public accounting firm for 2023. In determining whether to reappoint Deloitte, we considered, among other things, the firm’s independence, the length of time the firm has been engaged, the quality of the ongoing discussions with the firm, and the firm’s familiarity with Viad’s global operations and businesses, accounting policies and practices, and internal control over financial reporting. We also assessed the firm’s, and the lead audit partner’s, professional qualifications and past performance. We concluded that Deloitte is independent and should serve as Viad’s independent registered public accounting firm for 2023.
Financial Statements Recommendation
Management prepared the Company’s 2022 financial statements, and Deloitte audited and then issued a report on those financial statements indicating that they are complete, accurate, and in accordance with generally accepted accounting principles. We recommended that the Company’s 2022 audited financial statements be included in Viad’s 2022 Annual Report on Form 10-K, filed with the SEC on February 28, 2023. A copy of Deloitte’s report is included with your proxy materials. In connection with our recommendation, we:
•	Reviewed and discussed Viad’s audited financial statements with both Management and Deloitte;
•
Discussed with Deloitte the overall scope and plans for their audits of Viad’s businesses, including evaluating the effectiveness of internal control over financial reporting in accordance with the applicable requirements of the Public Accounting Oversight Board (the “PCAOB”);

•
Received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence; and

•
Discussed with Deloitte their independence from Viad, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting Deloitte from performing specific services that could impair its independence, and (ii) Viad’s and the Audit Committee’s policies.

Viad Corp | AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2022	51

This Audit Committee report shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that Viad specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE
Virginia L. Henkels, Chair
Richard H. Dozer
Edward E. Mace
Joshua E. Schechter
52	Viad Corp | AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2022

PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023
The Audit Committee is directly responsible for selecting, appointing, determining the compensation for, retaining, overseeing, and terminating our independent registered public accounting firm (the “independent auditor”). Annually, the Audit Committee reviews the independent auditor’s qualifications, performance, and independence, and determines whether to replace the independent auditor.
Based on its review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor to conduct the 2023 annual audit. Deloitte has served as our independent auditor since at least 1929. The Board considers the selection of Deloitte as the Company’s independent auditor for 2023 to be in the best interests of the Company and its shareholders. In reaching this conclusion, the Audit Committee considered Deloitte’s integrity, controls, and processes to ensure Deloitte’s independence, objectivity, industry and company-specific experience, quality and effectiveness of personnel and communications, commitment to serving the Company, appropriateness of fees for audit and non-audit services, and tenure as the Company’s auditors, including the benefits of having a long-tenured auditor.
We expect Deloitte representatives to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.
Required Vote
Although Deloitte’s appointment as the Company’s independent auditor does not require shareholder approval, our Board and the Audit Committee believe it is desirable as a good corporate governance practice to request that our shareholders ratify the appointment. Ratification requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions will have no effect on the outcome of this proposal. If the shareholders do not ratify the appointment, the Audit Committee, in its discretion, may retain Deloitte or select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and our shareholders.
Board Recommendation
The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.
AUDIT COMMITTEE PRE-APPROVAL POLICY
In accordance with its charter, the Audit Committee’s policy is to pre-approve all of Deloitte’s audit and permissible non-audit services. These services may include audit, audit-related, tax, and other permissible non-audit services. Any service incorporated or identified within Deloitte’s engagement letter and the written annual service plan, both of which the Audit Committee approves, are deemed pre-approved up to the dollar amount specified.
Throughout the year, Deloitte also provides additional accounting research and consultation services required by, and incidental to, the audit of our financial statements and related reporting compliance. The Audit Committee considers these additional audit-related services pre-approved up to the amount specified in the annual service plan. The Audit Committee may also pre-approve services on a case-by-case basis, or the Audit Committee Chair may give such pre-approval in writing on behalf of the Audit Committee. The Chair reviews all pre-approvals with the full Committee not later than the Audit Committee’s next meeting. Periodically, the Audit Committee asks Deloitte to summarize the services and fees paid to date, and to report on the approval of the services and fees in accordance with the Audit Committee’s required pre-approval process.
Viad Corp | PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023	53

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following is a summary of the aggregate fees Deloitte & Touche LLP billed us for professional services provided for the fiscal years ended December 31, 2022, and 2021:
Fee Category	2022 Fees ($)	2021 Fees ($)
Audit Fees[1]	1,567,500	1,681,000
Audit-Related Fees[2]	207,510	337,060
Tax Fees[3]	—	10,000
Total Fees	1,775,010	2,028,060
[1]
Audit Fees. Consists of fees billed for professional services provided for the audits of our financial statements and of our internal control over financial reporting for the fiscal years ended December 31, 2022, and 2021, and for reviewing the financial statements included in our quarterly reports on Form 10-Q for those fiscal years.

[2]
Audit-Related Fees. Consists of fees billed for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance, and consultation, including ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for tax services including fees for corporate tax planning, consulting, and compliance.
54	Viad Corp | PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Human Resources Committee, which is composed entirely of independent directors, and the full Board believe that the executive compensation policies, procedures, and decisions made with respect to our NEOs are competitive, are based on our pay for performance philosophy, and are focused on achieving our goals and enhancing shareholder value.
Pursuant to Section 14A of the Exchange Act, our shareholders have an opportunity to vote to approve, on an advisory basis, our NEOs’ compensation, as disclosed in this Proxy Statement. This annual vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our NEOs. In considering your vote, you may wish to review the CD&A and the “Executive Compensation” sections of this Proxy Statement, which contain details of our compensation policies, procedures, and decisions regarding our NEOs.
For these reasons and as discussed in the CD&A section of this Proxy Statement, the Board recommends that our shareholders vote “FOR” the adoption of the following resolution:
RESOLVED, that the Viad Corp (the “Company”) shareholders approve, on an advisory basis, the overall compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table, and related compensation tables, notes, and narrative discussion in the Proxy Statement for the Company’s 2023 annual meeting of shareholders.
Required Vote
This proposal requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review and consider the voting results, as they have in previous years, when making future decisions regarding executive compensation.
Board Recommendation
The Board of Directors recommends that you vote “FOR,” to approve, on an advisory basis, the compensation of our Named Executive Officers.
Viad Corp | PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	55

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SOLICITIATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also enable our shareholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 above. By voting on this Proposal 4, shareholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two or three years.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to shareholders each year.
The Board of Directors believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of shareholder value over the long term, the Board of Directors recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies and disclosures. However, shareholders should note that because a proposed annual advisory vote would occur well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s annual meeting of shareholders. We believe, however, that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters.
While the Board of Directors believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year or every three years. The frequency option receiving the affirmative vote of a majority of votes cast will be considered the frequency recommended by the Company’s shareholders for say-on-pay votes. If a frequency option does not receive the affirmative vote of a majority of votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders for say-on-pay votes.
The Board of Directors and the Human Resources Committee value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board of Directors will consider the shareholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board of Directors or us, the Board of Directors may decide that it is in the best interests of the shareholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by the shareholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board of Directors.
Required Vote
This proposal requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will consider the outcome of the vote when making future decisions regarding executive compensation and the frequency at which advisory votes to approve executive compensation will be conducted.
Board Recommendation
The Board of Directors recommends that you vote in favor of “ONE YEAR,” to approve, on an advisory basis, for the frequency of solicitation of shareholder approval of executive compensation.
56	Viad Corp | PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SOLICITIATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
WHO CAN VOTE
Each holder of Viad common stock and Preferred Stock as of the Record date, March 27, 2023, will be entitled to one vote on each matter for each share of common stock held, or into which the Preferred Stock is convertible, on the Record Date.
For the election of Preferred Directors, the Crestview Parties, as the holders of the Preferred Stock, voting as a separate class, are entitled to elect two Preferred Directors. The Crestview Parties are expected to elect Brian P. Cassidy and Patrick T. LaValley, effective as of the date of this year’s Annual Meeting.
At the close of business on the Record Date, a total of 20,808,569 shares of Viad common stock and 135,000 shares of Preferred Stock (convertible into 6,674,235 shares of common stock) were outstanding and entitled to vote.
BOARD RECOMMENDATIONS ON PROPOSALS
The following table summarizes the proposals to be voted on at the Annual Meeting and our Board’s voting recommendations with respect to each proposal.
Proposals		Board’s Recommendation
1.	Elect the following nominees to three-year terms: Edward E. Mace, Joshua E. Schechter	✔	FOR each Director Nominee
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	✔	FOR
3.	Approve, on an advisory basis, the compensation of our named executive officers	✔	FOR
4.	Advisory vote on frequency of solicitation of executive compensation	✔	ONE YEAR
VOTING REQUIREMENTS
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	FOR, AGAINST or ABSTAIN with respect to each director nominee.
Uncontested - Majority of votes cast; each director nominee must receive more votes FOR than AGAINST.*

Contested – Plurality voting; the director nominees receiving the greatest number of FOR votes will be elected as directors.
			No effect. An abstention does not count as a vote cast.	No effect
Ratification of selection of Deloitte & Touche LLP	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	No effect. An abstention does not count as a vote cast.	No broker non-votes
Advisory vote to approve executive compensation	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.**	No effect. An abstention does not count as a vote cast.	No effect; no broker discretion to vote.
Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING	57

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Advisory vote on frequency of solicitation of executive compensation	ONE YEAR, TWO YEARS or THREE YEARS.
Majority of the votes cast; if a frequency option does not receive the affirmative vote of a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.**
			No effect. An abstention does not count as a vote cast.	No effect
*
In an uncontested election, a director nominee who does not receive a majority of the votes cast must tender his or her resignation, and the Board of Directors, through a process managed by the Corporate Governance and Nominating Committee, will decide whether to accept the resignation.

**
Because this vote is advisory only, it will not be binding on us or on our Board of Directors. However, our Board of Directors and Human Resources Committee will consider the outcome of the vote when making future decisions regarding executive compensation and the frequency at which advisory votes to approve executive compensation will be conducted.

PARTICIPATION IN THE ANNUAL MEETING
We are hosting the Annual Meeting via the internet through a virtual web conference. You will not be able to attend the meeting in person. You will be able to attend the virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VVI2023 and entering your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. MDT. Online check-in will be available beginning at 7:45 a.m. MDT. Please allow ample time for the online check-in process. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.
If you are a beneficial owner, who owns shares through a bank, brokerage firm, or other nominee, you may not vote your shares electronically at the virtual annual meeting unless you obtain a “legal proxy” from your bank, brokerage firm, or other nominee who is the shareholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For admission to the Annual Meeting, visit www.virtualshareholdermeeting.com/VVI2023 and enter your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials.
As part of the Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting procedures which are pertinent to the Company and the meeting matters, as time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/VVI2023. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
VOTING YOUR PROXY
Under NYSE rules, if you are a beneficial shareholder, your vote instructs your bank, broker, or other nominee (collectively, a “nominee”) as the holder of record, how to vote your shares. If you do not vote, your nominee may still vote your shares, but only on “routine” matters. The only routine matter at this Annual Meeting is Proposal 2, ratifying the appointment of Deloitte & Touche LLP. Accordingly, if you do not vote, your nominee may not vote your shares on Proposals 1 (Election of Directors), 3 (Advisory Vote on Executive Compensation) or 4 (Advisory Vote on the Frequency of Advisory Votes on Executive Compensation). Your nominee’s inability to vote your shares on Proposals 1, 3 and 4 results in a broker non-vote. Abstentions and broker non-votes are not included in the vote totals and, as such, will not affect the outcome of the proposals.
58	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

If you are a record holder and return a signed proxy card, the proxy will vote your shares in accordance with your instructions. If you return your signed proxy card, but do not indicate how to vote on the proposals, the proxy will vote your shares “For” each of proposals 1, 2 and 3 and “One Year” for proposal 4. If you are a 401(k) participant, your signed proxy card will instruct the respective plan trustee how to vote your shares. If you do not provide voting instructions, the trustees will vote your shares in accordance with the majority of shares voted in the plans.
ELIMINATING DUPLICATIVE PROXY MATERIALS
To reduce printing and mailing costs, we adopted a procedure approved by the SEC called “householding.” Shareholders of record who have indicated that they would like to continue to receive copies of the proxy materials and who have the same address and last name will receive only one copy of this Proxy Statement and 2022 Form 10-K. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer a separate copy of this Proxy Statement and the 2022 Form 10-K, or separate copies of these documents in the future, or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). We will promptly deliver a separate copy of this Proxy Statement and 2022 Form 10-K upon receiving your request. Beneficial owners can request information about householding from their nominees.
OTHER BUSINESS
The Board of Directors knows of no other matters to be considered at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.
REVOKING YOUR PROXY
You may revoke your proxy by:
•
Delivering a signed, written revocation letter, dated later than the proxy, to Derek P. Linde, Chief Operating Officer, General Counsel and Corporate Secretary, at our principal executive office as listed in the notice of meeting attached to this Proxy Statement;

•	Delivering a signed proxy, dated later than the first one, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	Participating in the Annual Meeting webcast and voting during the meeting. Your participation at the meeting will not by itself revoke your proxy unless you choose to vote during the meeting.
SOLICITATION OF PROXIES
We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting. We will pay for the cost of solicitation. We will solicit proxies primarily through the mail, but our directors, officers, and employees may solicit proxies personally, by telephone, or otherwise, and no additional compensation will be paid to them. We will also reimburse nominees and other fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Viad shares.
HOW TO VOTE
Your vote is important! Please cast your vote and play a part in Viad’s future.
Shareholders of record, who hold shares registered in their names, can vote by:

Internet www.proxyvote.com	Calling 1-800-690-6903 Toll-free from the U.S. or Canada	Mail Return the signed proxy card
The deadline for voting online or by telephone is 11:59 p.m. ET on May 23, 2023. If you vote by mail, your proxy card must be received before the Annual Meeting. If you hold shares in a Viad 401(k) plan, your voting instructions must be received by 11:59 p.m. ET on May 19, 2023.
Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING	59

Shareholders of record may vote online during the Annual Meeting. Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, may vote online during the Annual Meeting as described below. You may cast your vote electronically during the Annual Meeting using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number.
Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the internet, as provided by the bank, broker, or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote during the Annual Meeting while participating in the Annual Meeting. Even if you plan to participate in our Annual Meeting via virtual web conference, please cast your vote as soon as possible.
A list of shareholders entitled to vote will be available for examination for 10 days ending the day prior to the Annual Meeting at our principal executive office at the address listed above.
60	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at our 2024 annual meeting of shareholders must be received at our principal executive offices not later than the close of business, Arizona local time, on December 11, 2023, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our 2024 Proxy Statement.
Under our Bylaws, any shareholder proposal or director nomination that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2024 annual meeting, must be received at our principal executive offices no earlier than the close of business on January 25, 2024, and no later than the close of business on February 26, 2024.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act. Shareholders should direct all proposals, director nominations, or related questions in writing to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement.
Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING	61

AVAILABILITY OF MATERIALS
This Proxy Statement and the 2022 Form 10-K are available on our website at www.viad.com by clicking the link “Annual Meeting-Proxy Materials” under the “Investors” tab, or by written request to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement. You may also obtain our other SEC filings and certain other information through the internet at www.sec.gov and our website at www.viad.com. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement.
PLEASE SIGN, DATE, AND MAIL YOUR PROXY CARD NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

WE APPRECIATE YOUR PROMPT RESPONSE!
62	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement includes the presentation of “Adjusted EBITDA”, which is supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. This non-GAAP measure should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.
The use of this non-GAAP financial measure is limited, compared to the GAAP measure of net income attributable to Viad, because it does not consider a variety of items affecting Viad’s consolidated financial performance as explained below. Because this non-GAAP measure does not consider all items affecting Viad’s consolidated financial performance, a user of Viad’s financial information should consider net income attributable to Viad as an important measure of financial performance because it provides a more complete measure of the Company’s performance.
Adjusted EBITDA is defined by management as net income attributable to Viad before income (loss) from discontinued operations, interest expense and interest income, income taxes, depreciation and amortization, acquisition-related costs, attraction start-up costs, restructuring charges, impairment losses, the reduction/increase for income/loss attributable to non-redeemable and redeemable non-controlling interests, and gains or losses from sales of businesses.
Adjusted EBITDA is considered a useful operating metric, in addition to net income attributable to Viad, as potential variations arising from non-recurring integration costs, non-cash amortization and depreciation, and non-operational expenses/income are eliminated, thus resulting in an additional measure considered to be indicative of Viad’s consolidated and segment performance. Management believes that the presentation of Adjusted EBITDA provides useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business.
VIAD CONSOLIDATED (000's)	2021	2022
Revenue	507,340	1,127,311

Net Income (Loss) Attributable to Viad	(92,655)	23,220
Net Income Attributable to Noncontrolling Interest	1,686	2,323
Net Loss Attributable to Redeemable Noncontrolling Interest	(1,766)	(748)
Income from Discontinued Operations	(558)	(148)
Net Interest Expense	28,324	34,891
Income Tax Expense (Benefit)	(1,788)	9,973
Depreciation and Amortization	53,750	52,483
Gain on Sale of ON Services	—	(19,637)
Restructuring Charges	6,066	3,059
Impairment Charges	—	583
Other Expense	2,013	2,077
Start-Up Costs(A)	4,744	2,169
Acquisition Transaction-Related Costs	892	1,327
Integration Costs	6	237
Pension Plan Withdrawal	57	—
Other Non-Recurring Expenses(B)	569	151
Remeasurement of Finance Lease Obligation(C)	—	4,157
Consolidated Adjusted EBITDA	1,340	116,117
Corporate Adjusted EBITDA & Corporate Eliminations(D)	10,986	13,089
Segment Adjusted EBITDA	12,326	129,206
Pursuit Segment Adjusted EBITDA	42,689	67,949
GES Segment Adjusted EBITDA	(30,363)	61,257
A	Includes costs related to the development of Pursuit's new FlyOver attractions in Las Vegas, Chicago, and Toronto, the Sky Lagoon in Iceland, and the Golden Skybridge and Forest Park Hotel in Canada.
B	Includes non-capitalizable fees and expenses related to Viad’s credit facility refinancing efforts.
C
Remeasurement of finance lease obligation represents the non-cash foreign exchange loss/(gain) included within Cost of Services related to the periodic remeasurement of the Sky Lagoon finance lease obligation.

D
Corporate Adjusted EBITDA is calculated as Corporate activities expense before depreciation, acquisition-transaction-related costs and other non-recurring costs included within Corporate activities expense.

Viad Corp | APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

VIAD

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
*During The Meeting* - Go to **www.virtualshareholdermeeting.com/VVI2023**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

**Nominees**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. Edward E. Mace | ☐ | ☐ | ☐ |
| 1b. Joshua E. Schechter | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| **2.** Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2023. | ☐ | ☐ | ☐ |
| **3.** Advisory vote to approve named executive officer compensation. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote 1 YEAR for proposal 4.**

| | 1 year | 2 years | 3 years | Abstain |
|---|---|---|---|---|
| **4.** Indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** In their discretion, the proxyholders are authorized to vote on any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | | Signature (Joint Owners) | Date |
|---|---|---|---|---|

0000605155_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

**Viad Corp**
**Annual Meeting of Shareholders**
**May 24, 2023 8:00 A.M. MDT**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Derek P. Linde and Michael Archiopoli, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Viad Corp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., MDT on May 24, 2023, via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2023, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000605155_2 R1.0.0.6

**Continued and to be signed on reverse side**